UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2010

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of	(Commission	(I.R.S. Employer Identification No.)
incorporation or organization)	File Number)

1450 S. Miami Avenue. Miami, Florida	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (305) 507-8808

TOT Energy, Inc.
12100 NE 16th Ave., N. Miami, FL 33161
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Net Element, Inc. (formerly TOT Energy, Inc.) is filing this Current Report on Form 8-K in connection with its acquisition of Openfilm, LLC, as more fully described herein. Net Element, Inc. had previously registered its securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and has been a reporting company subject to the requirements of Section 13 of the Exchange Act since 2005. No additional securities are being registered hereby. References to non-Form 8-K Item numbers and captions correspond to Item numbers and captions contained in a registration statement on Form 10, which information is supplied herewith in compliance with SEC requirements.

Defined Terms

Net Element, Inc. is a corporation organized under the laws of the State of Delaware. As used in this report, unless the context otherwise requires, the terms “Net Element,” “Company,” “we,” “us,” “our” and “group” refer to Net Element, Inc. and, as applicable, its majority-owned and consolidated subsidiaries.

Forward-Looking Statements

This report contains forward-looking statements that reflect the current views of our management with respect to future events. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “aims,” “plans,” “will,” “will continue,” “seeks” and similar expressions. Forward-looking statements are based on current plans, estimates and projections, and therefore you should not place too much reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events, although we intend to continue to meet our ongoing disclosure obligations under the U.S. securities laws and under other applicable laws. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. We caution you that a number of important factors could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. These factors include, among other factors: the development or acquisition of an operating business, attracting and retaining competent management and other personnel, successful implementation of our business strategy, and successful integration and promotion of any business developed or acquired.  If these or other risks and uncertainties (including those described in our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the U.S. Securities and Exchange Commission) materialize, or if the assumptions underlying any of these statements prove incorrect, our actual results may be materially different from those expressed or implied by such statements.

World Wide Web addresses contained in this report are for explanatory purposes only and they (and the content contained therein) do not form a part of and are not incorporated by reference into this report.

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Form 8-K Item 1.01 Entry into a Material Definitive Agreement.
Form 8-K Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 1.   Business.

Development of Business

Net Element, Inc. (formerly TOT Energy, Inc.) (the “Company”), was organized on February 6, 2004 under the laws of the State of Delaware under the name Splinex Technology, Inc., which was a wholly-owned subsidiary of Splinex, LLC, a Florida limited liability company, and was the surviving entity pursuant to a merger with Ener1 Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Ener1, Inc., a Florida corporation. The Company initially intended to develop advanced technologies in the three-dimensional or 3D computer graphics industry. Since October 28, 2003 (“Inception”), the date of formation of Splinex, LLC, through December 17, 2007, we operated in a development phase typical of a software company and focused on developing technologies and products and securing intellectual property rights while we developed relationships with potential customers and resellers. Under an agreement effective April 1, 2004 (the “Contribution Agreement”), Splinex, LLC contributed substantially all of its assets, liabilities and operations to the Company. Due to lack of significant sales, we substantially reduced our workforce and overhead costs beginning in September 2005. From September 2005 through July 2007, Ener1 Group, Inc., a related party, loaned us money to fund our operations. In July 2007, Ener1 Group, Inc. stopped funding our operations, except that Mr. Curtis Wolfe, our then general counsel and a current director, did receive compensation by Ener 1 Group, Inc. for legal services provided to the Company. For more information, see “Item 6. Executive Compensation.”

On December 17, 2007, (1) certain holders, who had received shares in the Company as distributions from Splinex LLC, transferred their ownership of 35,162,334 shares of common stock of the Company to Splinex LLC for nominal consideration, and (2) Bzinfin, S.A., a British Virgin Islands limited corporation (indirectly owned by an affiliate of Ener1 Group, Inc., a Florida company of which Mike Zoi (our current Chairman and Chief Executive Officer) is a shareholder and director and which is the majority shareholder of Ener1, Inc.) and Ener1 Group assigned debt obligations of the Company to Splinex LLC in the amount of $2,805,207 and $845,864, respectively. Under a Purchase Agreement dated December 17, 2007, TGR Capital, LLC (which changed its name to Enerfund, LLC in September 2008), a Florida limited liability company (“Enerfund”), which is wholly-owned by Mike Zoi, acquired all of the membership interests in Splinex LLC, thereby giving Enerfund control of Splinex LLC.

Under an Exchange Agreement dated December 18, 2007, the Company agreed to issue 113,500,000 newly issued shares of the Company to Splinex LLC of which 8,500,000 shares were issued to Bzinfin and 2,125,000 were issued to a former affiliate of Splinex, LLC. Splinex LLC owned 98,157,334 shares of the Company as of December 17, 2007 and an aggregate of 201,032,334 shares after the completion of the Exchange Agreement on December 18, 2007. The Company had 100,757,769 shares outstanding at December 17, 2007 and 214,257,769 shares outstanding after the completion of the Exchange Agreement. In June 2008, Splinex, LLC changed its name to TGR Energy, LLC (“TGR”).

Short term financing is provided by TGR Energy, LLC (“TGR”), an entity controlled by our president, as we require additional working capital, pursuant to a Subscription Agreement dated August 7, 2008 (the “Subscription Agreement”). TGR has agreed to provide up to $2,000,000 (the “Investment Amount”) in exchange for up to 100,000,000 shares of common stock and warrants to purchase up to 50,000,000 shares of common stock at an exercise price of $0.05 per share. Pursuant to the Subscription Agreement, TGR will fund the Investment Amount as required in our operational budget. TGR’s obligation to fund the Investment Amount will be reduced by any future third party funding or investment on terms no less favorable than those contained in the Subscription Agreement.  On January 12, 2010, TGR agreed to increase its funding commitment from $2,000,000 to $4,000,000 in exchange for up to an additional 100,000,000 shares of the Company’s common stock and warrants to purchase up to 50,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share for a period of five years from date of issuance.

On July 16, 2008, we entered into a Joint Venture Agreement (the “JV Agreement”) with Evgeny Bogorad (“Bogorad”), owner of Sibburnefteservis, Ltd. of Novosibirsk, Russia, an oil services company (“SIBBNS”). Pursuant to the JV Agreement, Bogorad contributed certain of SIBBNS’ assets and personnel to a joint venture company named TOT-SIBBNS, Ltd., a Russian corporation (“TOT-SIBBNS”). An independent appraisal company appraised the contributed assets at USD$6,221,881.We ended development stage activity on July 16, 2008 when we acquired a 75% interest in the TOT-SIBBNS joint venture and began operations in the oil and gas service industry, including the exploration, development, production, and marketing of crude oil and natural gas in Russia and Kazakhstan.  At the closing on July 16, 2008, we issued to Bogorad 3,000,000 shares of our common stock in exchange for a 75% interest in TOT-SIBBNS.

TOT-SIBBNS obtained its first contract and began drilling operations in the Fall 2008. However, financial constraints and the declining price of oil resulted in a suspension of drilling operation in January 2009. Drilling operations did not recommence during the Winter 2009 and most employees were furloughed in April 2009.

TOT-SIBBNS had expectations of continuing exploratory drilling (both through its existing customer and new customers) for the 2009/2010 drilling season as the price of oil had risen significantly and TOT-SIBBNS was able to secure an additional drilling contract in November 2009. However, in January 2010, it became questionable whether activities with TOT-SIBBNS’ initial customer would recommence in the short term, and there remained uneasiness in the market over the continued improvement in crude oil prices, which had a negative impact on the exploratory drilling market in Russia at that time.  Accordingly, on January 27, 2010, after several weeks of exploring other business opportunities, the Company altered its business focus and decided to exercise its option to unwind the joint venture and pursue other development opportunities.

The Company and TOT-SIBBNS executed an unwind agreement whereby the Company exchanged its 75% interest in TOT-SIBBNS for the 3,000,000 shares given to Evgeny Bogorad in 2008. The unwind of the joint venture was consummated as of March 31, 2010. The unwind of the TOT-SIBBNS joint venture has been accounted for using the guidance provided in ASC 845 (previously APB 29), as a disposal “other than by sale” similar to a spin-off transaction, with the shares received reflected as treasury stock and recorded on the Company’s balance sheet at its carrying basis in the net assets of the joint venture as of March 31, 2010.

KORLEA-TOT is our 51% joint venture with Korlea Invest Holding AG of Switzerland (“Korlea”) who is a provider and trader of energy assets in the Czech Republic. The joint venture, Korlea-TOT, established as of July 17, 2008, was expected to assist in the marketing of oil assets sourced by the Company and its contacts and affiliates. There has been no activity to date with this joint venture. Accordingly, in November 2010, we sent Korlea notice of our intention to unwind this arrangement. The Company intends to sell its ownership in the KORLEA-TOT joint venture to Korlea in exchange for a cash payment equal to 51% of the cash balance in the joint venture on the date of unwind.  Consummation of this transaction will be subject to obtaining certain approvals and making certain filings overseas. It is expected that this transaction will be completed during the first quarter of 2011.

Since April 1, 2010, we have engaged in the development of an alternative energy services business and we have concurrently pursued a strategy to develop and/or acquire technology and applications for use in the online media industry. In furtherance of this strategy, we have acquired Openfilm, LLC, a Florida limited liability company, engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet, as more fully described below.  We believe that our technology platforms and development expertise will enable us to enhance the digital distribution of content in a variety of industries. Accordingly, in addition to our acquisition of Openfilm, we intend to explore the possibility of acquiring other internet portal properties and companies with similar goals of connecting people in various vertical markets, such as the medical, music, film, sports and legal markets.

In pursuing our strategies to develop an alternative energy services business and further develop an online media company, from time to time, we may be engaged in various discussions to acquire businesses or formulate joint venture or other arrangements. Our policy is not to disclose discussions or potential transactions until definitive agreements have been executed. Where appropriate, acquisitions will be financed with equity shares and this may result in substantial dilution to existing stockholders.

Several factors raise significant doubt as to our ability to continue operating as a going concern.  These factors include our history of net losses and, as of March 31, 2010, due to the unwind of the TOT-SIBBNS joint venture, we had no significant operations and a working capital deficit. Management recognizes that the Company must raise capital sufficient to fund business activities until such time as it can generate sufficient revenues and net cash flows in amounts necessary to enable it to continue in existence, of which there can be no assurance. We are dependent upon TGR or Mike Zoi (as a result of his controlling interest in TGR and our dependence on the Subscription Agreement with TGR) to fund our operations. Our independent auditors’ report on our financial statements for the year ended March 31, 2010 contains an explanatory paragraph about our ability to continue as a going concern. Management believes that our current operating strategy, as described in the preceding paragraphs and the obligation of TGR to provide funding under the Subscription Agreement, provides the opportunity for us to continue as a going concern; however, there is no assurance this will occur.

On November 11, 2010, our Board of Directors adopted a resolution changing the Company’s fiscal year end from March 31 to December 31. Management believes that this change will allow better alignment of the Company’s annual planning and budget processes with its new business strategy as we are no longer engaged in the seasonal oil and gas business.

Development of an Alternative Energy Services Business

Our continued efforts to develop an alternative energy business have included hiring a project manager and Chief Operating Officer and soliciting various commercial enterprises in order to develop alternative energy related projects.  Through Green1 Energy, LLC, we continue to develop a downstream solar business focused on providing commercial solar solutions and other energy efficiency projects such as retrofitting lighting and lighting design to increase usage efficiency and reduce costs for customers. While Green1 has recently commenced development and marketing efforts, the Company believes that the market for alternative energy efficiency is growing and that Green1 will be able to obtain projects in the near future.

Acquisition of Openfilm

As part of our strategy to develop an online media company, on December 14, 2010, we entered into a purchase agreement (the “Openfilm Purchase Agreement”) with the members of Openfilm, LLC, a Florida limited liability company engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet.  Mike Zoi, our President, through his control of Enerfund, LLC and MZ Capital, LLC, both Florida limited liability companies, held approximately 70% of Openfilm’s outstanding membership interests prior to the acquisition by the Company. Pursuant to the Openfilm Purchase Agreement, the Company acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of common stock of the Company to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund (a company controlled by Mike Zoi), 29,062,500 shares were issued to MZ Capital, LLC (a company controlled by Mike Zoi), 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm, and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm. Upon completion of the acquisition transaction on December 14, 2010, Openfilm became a wholly-owned subsidiary of the Company. Additionally, in connection with the acquisition of Openfilm, the Company established NetLab Systems, LLC (NetLab), a Florida limited liability company, and transferred the ownership of certain intellectual property assets from Openfilm to NetLab. Openfilm and NetLab entered into a Technology Transfer and License Agreement granting Openfilm the right to use certain technology transferred to NetLab. For more information, see “– Licensing Arrangement between Openfilm and NetLab” below.  Research and development activities are conducted primarily through Zivos, LLC, a Ukrainian limited liability company and wholly-owned subsidiary of Openfilm. Up until the date of acquisition, Openfilm operations were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.

Business of Openfilm

Openfilm, LLC was formed as a Florida limited liability company on November 16, 2007 under the name Zivos, LLC. On April 9, 2008, Zivos, LLC changed its name to Openfilm, LLC. Openfilm is an online media company that supports a community of independent film enthusiasts and filmmakers. Openfilm owns and operates a website (www.Openfilm.com), which is based on a proprietary video platform (licensed to Openfilm by NetLab) and certain know-how and methods developed by Openfilm that unite elements of the film industry that are of most interest and value to Openfilm’s users in a single location. Openfilm derives revenues from video advertising, video content syndication, display advertising and membership fees, as well as, contest entry fees, as discussed more fully below.

Openfilm has developed an award-winning website that currently showcases approximately 7,000 films of various lengths and genres, aggregated from film festivals, film schools and independent filmmakers from around the world. Films are displayed online in large HD video format and filmmakers are able to upload their films and interact with other users through a networking platform.

Openfilm offers aspiring filmmakers an opportunity to have their work seen by a distinguished group of Hollywood insiders who make up the Openfilm Advisory Board, including actor James Caan (Chairman), fellow Godfather co-star Robert Duvall, director Marc Rydell and actor and filmmaker Scott Caan. Advisory Board members act as a group of “mentors” who interact with Openfilm’s premium members through online web chats that are held on a periodic basis.  The Advisory Board members also serve as judges for various competitions promoted by Openfilm.

The proprietary technologies and software platform developed for Openfilm have applications in many other vertical online markets that will enable Openfilm and NetLab to generate revenues through the sale of software licensing, market reports, e-commerce transactions, festival services and others products and services. Openfilm believes that it is well positioned to capitalize on the rapidly growing independent film market (estimated by eMarketer, Inc., an independent digital marketing research company, to be in excess of $4 billion annually), as well as the online advertising market (estimated by eMarketer™ to be in excess of $25 billion annually).

Openfilm.com Website

Openfilm.com is an online platform created from various proprietary technologies that provides a unique value proposition for independent filmmakers, advertisers, film festivals, film schools and viewers.  The website provides its community of filmmakers and film enthusiasts with an opportunity to interact with each other and directly with “Hollywood insiders” who comprise our Advisory Board. Poised to capitalize on the emerging online video market, Openfilm believes its software (licensed from NetLab) will transform the way independent films are discovered, produced and distributed.

Openfilm.com offers filmmakers free basic services, including unlimited uploads and streaming of approved premium HD video content. In addition, Openfilm provides a revenue sharing program for filmmakers, including advertising revenues derived from distribution of their film content, thus allowing Openfilm to attract some of the best content creators in the world, as well as their existing fan bases.

Content

Openfilm has aggregated a content library of over 7,000 independently produced films from film schools, festivals, organizations and independent filmmakers. All content goes through various screenings to ensure it meets specified quality and copyright standards. The films are then converted to HD formats to ensure they will be seen in the highest quality on the Internet. The Openfilm library consists of short, feature-length and animated works.

Recognition and awards

To date, Openfilm has been recognized by industry publications and has received the following industry awards:

•	Movie Maker Magazine named Openfilm one of the “top 50 websites for filmmakers” – June 2009
•	13th Annual Webby Award Official Honoree – May 2009
•	Reelseo.com named Openfilm “The Lexus of Video Sharing Social Communities” – February 2009
•	Video Maker Magazine named Openfilm “Video Sharing Site of 2008” – December 2008

Openfilm Growth Strategy

Openfilm intends to grow its membership base organically and through premium upgrades in membership status, and also to acquire online properties with targeted communities that will maximize traffic to the Openfilm website.  Maximization of traffic to the Openfilm website will increase membership enrollment and provide an enhanced value proposition for advertisers.

Additionally, Openfilm (in conjunction with NetLab) intends to provide services to film festivals and other film related enterprises, as well as other vertical markets that would benefit from the technology and know-how developed for Openfilm.

Revenue Streams

Openfilm has identified several revenue streams that it intends to develop further as resources permit as follows:

Advertising

Openfilm believes it is in a strong position to monetize its video content library through targeted advertising based on user behaviors and also through direct sales and distribution of films uploaded by its members. Openfilm utilizes proprietary technology (licensed from NetLab) that tracks online user activity on its website (in accordance with applicable Openfilm website privacy policies) and builds profiles based on the content metadata accessed to determine the interests of users.  Based on user activity, targeted advertisements can be offered to specific users at different areas of the website or imbedded within the accessed content. Accordingly, multiple products and services can be offered to users that would be of interest to them based on their activity on the Openfilm website.

Openfilm will offer the two most commonly used ad monetization tools for video websites, but will bundle them with NetLab’s proprietary technology to create higher return on investment (ROI) for advertisers. Openfilm believes it can significantly increase click-through-rates (CTR) using NetLab’s proprietary technology and know-how as compared with currently available methods used on other websites. Openfilm’s behavior tracking system will further add to CTR and enhance the user’s experience on the website. Several types of advertising opportunities are offered through the Openfilm website:

Display Ads – traditional banner advertising placed throughout the site will be offered in standard sizes with a minimum insertion fee and specified rates for CPM (cost per 1,000 views).  Premium subscription members will have the option to turn off banner advertisement exposure.

Video Insertions – small segmented video commercials inserted into video content, similar to how commercials are displayed on Television, and include video pre-roll, post roll, or mid-roll insertions. The current standard compensation metric is also based on CPM.  Currently Openfilm has an arrangement with the leading ad provider in the market to provide insertion ads until Openfilm can fully launch its behavior tracking system, which will enable Openfilm to better target and place ads.

Video Overlay Ads – ads that play every 90 seconds located primarily at the bottom of film content that generate multiple impressions per content view.  These ads are currently provided by ScanScout, the largest provider of overlay ads.

Currently, over 80% of all Openfilm.com advertising can be found on video content pages. Openfilm expects to be able to provide advertising opportunities with respect to approximately 70% of all traffic to its website.

Other revenue opportunities are available through sponsorship of a particular channel (content categories or groupings created by users) or event on Openfilm.com. Rates will generally be based on monthly CPM exposure.

Membership Fees

Openfilm offers viewers and filmmakers three levels of membership enrollment – Free, Plus and Pro membership plans. Free membership allows users to upload films and videos and comment on content of other members, and also view live web chats and vote on and rate film content submissions.  Premium membership services require payment of a monthly fee and are currently available at two distinct levels:

•
“Plus” membership enrollment at $2.95 per month allows members all of the benefits of free membership plus access to a comprehensive database of film festivals, the ability to submit to participating contests via the Openfilm website, the option to sell mobile versions of their film content and the ability to opt in or opt out of banner advertisements. A Plus membership also provides the ability to solicit and accept donations to fund member projects and to request that Openfilm assist in obtaining third party syndication of the member’s work.

•
“Pro” memberships enrollment at $9.95 per month allows members to enjoy all of the benefits of Plus membership as well as priority uploading of new content, the ability to submit questions and participate in the Openfilm Live web chats, access to detailed earnings reports relating to the member’s content, direct sales of digital versions of content and other premium services.

All members are afforded the opportunity to win a contract to produce a feature-length film in conjunction with Openfilm Studios.  Premium members also have the ability to interact with Openfilm Advisory Board Members and other celebrity guests through live web chat forums, email, and blogs.  Interaction with Advisory Board Members ranges from viewing a filmmaker’s work to chatting with them live online or via e-mail and blogs.

Film Festival Services

Openfilm intends to attract independent filmmakers who actively submit to film festivals. Film festivals attract submissions in return for potential exposure and cash prizes to the filmmaker. There are over 6,000 Film Festivals and contests around the world, each with average annual submissions in the hundreds. Most of these annual entries are submitted via regular post. Very few film festivals have the capability to receive submissions by electronic means. Openfilm has developed software that it believes will streamline the electronic submission process, which can be utilized with all festival formats.

The Openfilm film festival solution incorporates patent pending software (licensed from NetLab), the Contest System (using Launchpad), which provides film festivals and sponsoring brands a secure online solution for hosting and conducting competitions, including submission processing and management applications and database reporting and analysis tools. Openfilm already maintains a database on its website that consists of more than 2,000 film festivals with descriptions and details for submission of content.

Designed to meet the high demand of the film festival marketplace, the Contest System provides easy-to-use functionality that Openfilm believes will transform the film festival market into a predominantly online market, which will also increase the reach and accessibility of each of the film festivals. The Contest System will reduce administrative work and redundancies and streamline the submission and tracking process. The Contest System also contains a judging module, which is intended to assist judges in their review and evaluation functions.

Openfilm believes that through the use of the Contest System, film festivals and brands will be provided with an added value proposition to offer their sponsors and brands in a more streamlined, controlled and targeted environment.

The Contest System can be modified for other contest applications. The Contest System includes a “know-how” comparison module, which allows individuals to upload their content and match the content to current and upcoming contests in the database, thus ensuring compatibility with format and other contest criteria.

Contest Entry Fees

Contest Entry Fees relate to the submission of films for participation in Openfilm Studios competitions. Currently, competitions are limited to Short Film submissions on a semi-annual basis. These contests provide the filmmaker with the opportunity to win a management and production contract with Openfilm Studios. Short Film entries will be accompanied by a fee that Openfilm believes is substantially lower than comparable offline competitions. For more information, see “ – Openfilm Studios” below.

Sponsorships of Celebrity Chats

Openfilm expects celebrity chats to be sponsored for a fee by a variety of companies. To secure celebrity participation beyond Openfilm’s current Advisory Board members (Advisory Board members have committed to participate in two chats per year), Openfilm may share revenues generated from the chats with certain celebrities. Openfilm believes that the celebrity’s participation will result in increased traffic to the website and consequently increased subscriptions from the celebrity’s own fan base and increased advertising revenues. Openfilm may pay a small fee to the guest celebrity or share membership revenues for a brief period leading up to the celebrity’s appearance.

Other Potential Revenue Streams

Openfilm has identified other potential sources of revenue that it is currently exploring, such as:

Guest Lectures – Using the Openfilm platform to invite filmmakers and industry experts to conduct online seminars. Participants would be charged an access fee to view and interact with the expert on a real-time basis. Separate fees will be charged for those desiring to view archived sessions. Current system processes allow Openfilm to run up to 1,000 simultaneous sessions.

Online Education – Through guest lectures, especially those conducted by professors, Openfilm can provide educational seminars in various film industry areas and may seek to obtain educational accreditation to offer online courses to institutions of higher learning.

Targeted Screenings – The Openfilm platform is available for public or private screenings of content, whereby filmmakers can arrange screenings of their work for a predetermined group and time with full chat capabilities. This service will help filmmakers and other industry professionals discuss films and content in real-time with a specifically targeted audience prior to distribution or production.

Motion Picture Studios – The Openfilm platform will be able to test market films for major motion picture studios. Upon releasing and marketing a trailer or segment of film, the Openfilm platform, along with its community of users, can be exposed to new content for feedback analysis.  Public or private options can be accommodated, as well as detailed customized reporting metrics.

Market Reports – As a result of the large collection of information from the Openfilm behavior tracking system and contest management solutions, Openfilm will be able to compile market trend and other reports for brands/advertisers and major motion picture studios.

E-commerce distribution of videos – Similar to the Apple® iTunes model, which revolutionized the way music is distributed online, Openfilm’s platform allows filmmakers to sell their own content on the Openfilm website. Content creators will be able to sell their own content for the price they determine and pay Openfilm a small fee.  Additionally, Openfilm can offer all types of distribution models, from mobile downloads to downloads via television sets, and through other devices and platforms.

Openfilm Studios

Openfilm has held contests accepting short film submissions from filmmakers who desire an opportunity to win a financing and management contract to produce a feature film with Openfilm Studios, a movie production company and wholly-owned subsidiary of Openfilm. Openfilm Studios may raise additional funding for the feature film production through co-production partnerships. Openfilm Studios may also sell films it produces to film studios or distribution companies for distribution to theatrical venues, for DVD production, network and cable broadcast, and device downloads.  Openfilm Studios intends to acquire and produce scripts and films not associated with contests.

Openfilm intends to promote a semi-annual competition through its website.  Registered users will be able to vote on films submitted.  The voting cycle will be open for one month after all submissions are received. The finalists will be presented to the Advisory Board for further review and evaluation. Openfilm premium subscribers will be invited to view select online evaluation and award events. Winner(s) will be awarded financing and management contracts. Runners-up will be given additional opportunities to collaborate with Openfilm Studios.

Films produced by Openfilm Studios will be distributed through various methods through Openfilm’s distribution partners. Revenues received from contest winner collaboration will be shared with the winning filmmaker. Openfilm is currently looking for a strategic partner to help evolve and finance its Openfilm Studios business. In addition to contest winners, Openfilm Studios intends to produce films in conjunction with various collaborators, including independent filmmakers, and engage in film distribution activities through traditional sources as projects are completed.

Distribution Arrangements

Openfilm has secured distribution partnerships to create additional revenue sources for both Openfilm and its filmmaker members. These partnerships include arrangements with TiVo, Inc. – owner of the TiVo® digital video recording device, MiniWeb Technologies Limited – a 9 million member TV/Internet video distribution services company based in the UK, Boxee, Inc. – a digital device company that provides Internet and social applications through TV sets, and others.  Most of these distribution arrangements permit Openfilm and its filmmakers to distribute content that includes embedded advertising that can yield additional revenues to Openfilm and its filmmaker members. Openfilm also has an agreement with HCCTV (Houston Community College Television on local Comcast channel 12), a Houston-based cable channel with over 700,000 subscribers.

Online Video Viewing Market

According to comScore, Inc., a leading digital information service, more than 175 million U.S.-based Internet users viewed over 5.4 billion video content sessions online during October 2010 for an average of approximately 15.1 hours per viewer. Google (including its YouTube subsidiary) serviced approximately 83.5% of all videos viewed online by U.S. viewers during the month. According to comScore, approximately 84.4% of the total U.S. Internet audience viewed online video during October 2010.

Although there is a wide spectrum of video-related websites, we believe that Openfilm serves a unique and growing audience.  While YouTube is the market leader in viewed videos, a significant portion of videos uploaded are of low production quality. Hulu™, a collaboration of film studios and television broadcast networks, primarily offers a selection of network TV shows, clips and movies from its affiliates. Openfilm believes that it is currently the premiere destination for independently produced, high quality video content and that its product and service offerings present an attractive alternative for consumers in this market space.

Online Video Advertising Market

According to eMarketer™, total online advertising expenditures for 2009 were in excess of  $22 billion and are expected to approach $24 billion for 2010 and grow substantially over the next several years. Openfilm believes that as companies become more aware of the ROI metrics offered online compared to television, which is currently estimated as a $58.6 billion market in terms of advertising expenditures, advertisers will increasingly gravitate toward targeted online advertising to reach selected audiences. TV advertisement is mostly made up of Video ads. In comparison, online video ads are estimated to represent approximately $1.5 billion of the total online advertising market.  According to comScore, American online users viewed approximately 4.6 billion video advertisements during the month of October 2010.  Openfilm believes that online video advertising will ultimately dominate the online advertising marketplace. Current online industry efforts are focusing on replicating the traditional cable television model, which includes charging for content viewership. Whether such efforts prove successful or another model emerges, Openfilm believes that it is well positioned to become a significant market participant.

Openfilm is working with the top video ad networks, including Tremor Media, Inc. (ranked second largest online advertiser and number one among video advertisers), which supplies a significant portion of advertising content on the Openfilm website on behalf of Openfilm, including targeted marketing to its viewer audience.  Openfilm also has advertising relationships with other online video advertisers, such as SpotXchange (5th largest online advertiser) and ScanScout (8th largest online advertiser).

Since the average online video viewer watched 15.1 hours of video content during the month of October 2010, Openfilm believes that during that period of time the viewer can be exposed to over 500 targeted ads.  With the assistance of the Openfilm platform, Openfilm believes that its products and services present a compelling value proposition for advertisers.

Proprietary Technologies

In connection with the acquisition of Openfilm, we transferred certain intellectual property assets of Openfilm to our wholly-owned subsidiary, NetLab Systems, LLC, a Florida limited liability company, in order to better protect and manage our proprietary technologies and further exploit them for other vertical markets. Each of the proprietary technologies used by Openfilm is subject to a Technology Transfer and License Agreement with NetLab. For more information, see “– Licensing Arrangement between Openfilm and NetLab” below.

We believe that in the online video sector, only a small percentage of the hundreds of Internet portals are able to employ proprietary technologies because most systems are generally built on open source coding platforms. We believe that as a result of the proprietary technology used by Openfilm (licensed from NetLab) combined with its “know-how,” Openfilm can better serve its target markets and members. Further, we believe that these technologies allow us to build scalable systems that can be implemented in virtually any market.

The Openfilm Contest Management System, called Launchpad (licensed from NetLab), uses various methods and algorithms to conduct and manage online contests of any form. The system enables Openfilm to “white label” online contests, with robust backend functionality that allows control of the contest with minimal technical training. We believe that Launchpad controls allow contest hosts to receive, filter and judge submissions quicker, more easily and more efficiently. Submissions can be in the form of video files, audio and other common digital formats. The system is designed to provide scalability in functionality and application processing.  We believe that the Launchpad contest platform enables optimum engagement of consumers and more effective capturing of data and management of content.

Although Film Festivals are considered natural consumers of the Launchpad platform, as it will help them significantly reduce administrative expenses and streamline the submission and judging process, it can also be an effective tool in the corporate and education sectors and other areas that may need a resource or talent management system.

Subconscious user behavior tracking is another proprietary system owned by NetLab, which monitors viewers as they interact with Openfilm’s website. Content on the website is coded using mathematical algorithms to arrange content based on its collective and/or average evaluations. The resulting data gathered through user experiences can be used in a variety of ways. This preference monitoring system will assist Openfilm’s advertising clients in directed marketing campaigns and will provide Openfilm with effective and reliable audience participation in its offerings. Additionally, user behavior tracking will yield profiles for each user, allowing the best possible video recommendations system to evolve.

Openfilm currently offers, to a limited extent, video with programmable story lines that allow content creators to offer interactive experiences for their viewers, such as selection of alternative movie endings. The Openfilm interactive system (licensed from NetLab) allows digital product placement of any branded item into any frame of content. Dynamic tracking of the insertion and user interaction is expected to result in valuable brand placement optimization and advertisers will be able to determine the best frames within videos to place their brand for maximum exposure and return on investment.

Other Technology Advancements

Showcasing quality content is one of the highest priorities on the Internet.  Openfilm utilizes a unique submission processing system (licensed from NetLab), which converts videos into High Definition (HD) and allows publication in multiple resolutions.  Additionally, Openfilm products and services provide a wide array of tools that permit content owners to enhance and control various aspects of the distribution and viewing process and to generate a variety of useful analytical reports.

Through the reach of the Openfilm website and other online syndication partners, Openfilm’s content providers are able to offer their content for sale through various methods including desktop downloads and on mobile devices.

A 3-D viewing experience is also available and will soon be debuted through the Openfilm video player.

Technology Diversification

The online software currently utilized by Openfilm (licensed from NetLab) was designed with scalability to enable it to be utilized across different vertical markets. The Openfilm platform and its proprietary technological advantages can be adapted to other markets, such as sports, education, government and corporate applications, music and other sources and uses of online content.

Due to a variety of technological innovations and advantages, many of which are eligible for patent protection, we believe that Openfilm and NetLab will be able to generate revenue from various sources, maximizing utilization of these technologies in various markets.  Multiple revenue streams leave no dependency on one business model. The Openfilm and other NetLab technologies are built on broad principles, with flexibility, scalability and adaptability in mind.

The Company will generally rely on a combination of trade secret, copyright, trademark and patent law to protect its proprietary rights in the intellectual property. Although Openfilm and other customers will utilize NetLab’s proprietary platforms and other products in object code form, no assurance can be given that unauthorized third parties will not be able to copy such software. In addition, there can be no assurance that the Company’s competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to those of the Company.  The Company could incur substantial costs in defending itself or its licensees in litigation brought by third parties, or in seeking a determination of the scope and validity of the proprietary intellectual property rights of others.

Development Team

Our technology development team consists of more than 35 engineers. The majority of the team has been working together for the past three years to enhance the Openfilm website and develop new proprietary features that will bring additional functionality to users and revenue sources to Openfilm and others.  Development activities are conducted primarily offshore in Dnepropetrovsk, Ukraine through Openfilm’s wholly-owned subsidiary, Zivos, LLC, a Ukranian company. We believe that overall research and development costs are significantly less than comparable facilities and staff in the United States.

Licensing Arrangement between Openfilm and NetLab

In connection with the acquisition of Openfilm and the transfer of certain technologies to NetLab, Openfilm and NetLab entered into a Technology Transfer and License Agreement whereby Openfilm has been granted a perpetual, non-exclusive license to use, modify and enhance certain of the NetLab technologies used in conjunction with the Openfilm website. Openfilm is required to pay to NetLab a license fee equal to five percent of the gross revenue generated by Openfilm’s use of the licensed NetLab technologies. The initial term of this arrangement is ten years with automatic one year renewals unless sooner terminated in the event of breach or upon 30 days prior written notice after the initial term.

Research and Development

Management believes that the Company’s future success depends in part upon the timely enhancement of existing products and the development of new products and applications. The Company is currently developing new software products relating to information management with broad applications in the commercial, government and education markets and enhancing existing products to improve price and performance, expand product capabilities, simplify user interfaces, help define and support emerging industry standards, and develop interoperability with most products and devices commonly used in the Company’s targeted markets. Up until the date of acquisition, Openfilm operations, including research and development costs, were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.   However, the Company may pursue other external research and development funding sources and collaborative partners.

For fiscal 2010 (through September 30, 2010), fiscal 2009 and fiscal 2008, the research and development expense of Openfilm was approximately $405,959, $483,013, and $187,402, respectively.

Regulation

The Company does not believe that it is required to obtain government approval of its products or services. However, since Openfilm collects certain information from members and users on its website, Openfilm will be subject to current and future government regulations regarding the collection, use and safeguarding of consumer information over the Internet.

Openfilm is subject to the California Online Privacy Protection Act of 2003 (CA OPPA), which requires website operators to post its privacy policy on its website and to include certain disclosures relating to the type of information collected, how it is used and how users can review and make changes to the information collected. Openfilm believes that it is in compliance with the CA OPPA.

In recent years, the Federal government has proposed several pieces of legislation designed to regulate information obtained online and safeguard personal and confidential consumer information from theft or compromise. Although none of such legislation has yet been enacted, the Company believes that consumer protection initiatives similar to the Privacy Act of 2005, the Information Protection and Security Act, the Identity Theft Prevention Act of 2005, the Online Privacy Protection Act of 2005, the Consumer Privacy Protection Act of 2005, the Anti-phishing Act of 2005, and the Social Security Number Protection Act of 2005, will be enacted in the near future.

Competition

Many of the companies with whom Openfilm competes or expects to compete have substantially greater financial resources, research and development capabilities, sales and marketing staffs and distribution channels and are better known than Openfilm. We believe that the principal factors affecting Openfilm’s ability to compete are the accessibility, functionality and ease of use of the Openfilm website, and the compelling nature of the value proposition to advertisers and brands, as well as, the performance and unique features of the Openfilm platform and other applications and solutions offered by Openfilm, the effectiveness of marketing efforts, the success of its video contests and film production and  distribution abilities and pricing of membership and other offers.

Openfilm believes that it can successfully differentiate itself from its competitors due to the proprietary technology licensed from NetLab, its unique focus on independent filmmakers and their content, and its Celebrity Advisory Board. Openfilm’s tiered membership model allows flexibility for users and promotes migration from lower value membership plans to premium membership plans.

Other competitive advantages include the ability of independent filmmakers to submit their films on Openfilm’s website, receive valuable feedback from Advisory Board members and to participate in online contests.  Films that are showcased on the Openfilm website undergo a rigorous screening process to ensure they meet quality standards of production and artistic merit.

We believe that the proprietary technologies (licensed from NetLab), which are utilized by Openfilm are not commonly found in the online video-sharing world and thus provide a distinct competitive advantage for Openfilm primarily because of the ability of Openfilm to deploy customized solutions for its members, advertisers and others.

Employees

We conduct operations from our Miami, Florida headquarters, our Ukrainian technical facility and our California satellite office. Our Miami headquarters provides operations, finance, IT, legal, human resources and business development resources to our operating businesses, Openfilm and Green1. As of the date hereof, there were 12 people in our Miami headquarters, including our senior executive officers, the senior management of Openfilm and Green1, and various support staff.

Our technology development is conducted primarily in facilities located in Dnepropetrovsk, Ukraine through Openfilm’s wholly-owned subsidiary, Zivos, LLC, a Ukranian company.  This facility includes 35 highly skilled engineers and technology professionals, as well as, management and financial personnel and support staff.

Our satellite office in Los Angeles, California accommodates our Advisory Board members and others during live studio chats, and includes Openfilm’s director of communications, director of business development and one marketing support person.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Current Report on Form 8-K contains forward -looking statements. These statements relate to our expectations, hopes, intentions or strategies regarding future events or future financial performance. Any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of such terms or other comparable terminology. Forward-looking statements include but are not limited to statements regarding: our future business plans; future sales of our product and services; introduction of new products and services; expected hiring levels; marketing plans; increases of selling, general and administrative costs; financing requirements and capital raising plans; successful integration and development of acquired businesses; regulatory and economic factors affecting our businesses and other factors that may impact our acquisition and development strategy, some of which are beyond our control and difficult to predict. These statements are only predictions and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. The following important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (the “Commission”) from time to time, and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; competition; our ability to raise capital; our ability to control costs; changes within our industries; new and upgraded products and services by us or our competitors; employee retention; sovereign risk; legal and regulatory issues; changes in accounting policies or practices; currency translation and exchange risks; and the market acceptance of our products and services.

All forward-looking statements are based on information available to us on the date of this filing, and we assume no obligation to update such statements, although we will continue to comply with our obligations under the securities laws.

The following discussion should be read in conjunction with our other filings with the Commission and the consolidated financial statements and related notes included in this report.

General

We are currently engaged in the development of an alternative energy services business and we are concurrently pursuing a strategy to develop and/or acquire technology and applications for use in the online media industry. In furtherance of these strategies, we have acquired Openfilm and continue to develop an alternative energy business. We believe that our technology platforms and development expertise will enable us to enhance the digital distribution of content in a variety of industries. Accordingly, in addition to our acquisition of Openfilm, we intend to explore the possibility of acquiring other internet portal properties and companies with similar goals of connecting people in various vertical markets, such as the medical, music, film, sports and legal markets. From time to time, we may be engaged in various discussions to acquire businesses or formulate joint venture or other arrangements. Our policy is not to disclose discussions or potential transactions until definitive agreements have been executed. Where appropriate, acquisitions will be financed with equity shares and this may result in substantial dilution to existing stockholders.

Since the unwind of the TOT-SIBBNS joint venture effective March 31, 2010, the Company has had no significant operations until the acquisition of Openfilm. Management recognizes that the Company must raise capital sufficient to fund business activities until such time as it can generate sufficient revenues and net cash flows in amounts necessary to enable it to continue in existence, of which there can be no assurance.

Short term financing is provided by TGR Energy, LLC (“TGR”), an entity controlled by our president, as we require additional working capital, pursuant to a Subscription Agreement dated August 7, 2008 (the “Subscription Agreement”). TGR has agreed to provide up to $2,000,000 (the “Investment Amount”) in exchange for up to 100,000,000 shares of common stock and warrants to purchase up to 50,000,000 shares of common stock at an exercise price of $0.05 per share. Pursuant to the Subscription Agreement, TGR will fund the Investment Amount as required in our operational budget. TGR’s obligation to fund the Investment Amount will be reduced by any future third party funding or investment on terms no less favorable than those contained in the Subscription Agreement.  On January 12, 2010, TGR agreed to increase its funding commitment from $2,000,000 to $4,000,000 in exchange for up to an additional 100,000,000 shares of the Company’s common stock and warrants to purchase up to 50,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share for a period of five years from date of issuance.

For the fiscal year ended March 31, 2009, TGR was issued an aggregate of 82,725,335 shares of common stock of the Company and fully vested warrants to purchase 41,362,168 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement.  These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $1,654,507 of which $1,017,097 was cash and $637,410 related to refinancing of previously outstanding notes payable.  A compensation charge of $8,827,218 was recorded for the fiscal year ended March 31, 2009.  This amount is calculated as the difference between the market price of our common stock at the end of each quarter in which shares were issued and the subscription price of the common shares ($0.02) multiplied by the number of shares issued, plus the Black-Scholes valuation of the warrants issued as calculated at the end of each quarter.

For the fiscal year ended March 31, 2010, TGR was issued an aggregate of 16,186,515 shares of common stock of the Company and fully vested warrants to purchase 8,093,757 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement.  These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $323,730.  A compensation charge of $4,717,677 was recorded for the fiscal year ended March 31, 2010. This amount is calculated as the difference between the market price of our common stock at the end of each quarter in which shares were issued and the subscription price of the common shares ($0.02) multiplied by the number of shares issued, plus the Black-Scholes valuation of the warrants issued as calculated at the end of each quarter.

For the quarter ended June 30, 2010, TGR was issued 10,037,315 shares of common stock of the Company and fully vested warrants to purchase 5,019,157 shares of common stock of the Company for $0.05 per share in exchange for funding of $200,746 provided during the quarter under the terms of the Subscription Agreement. A compensation charge of $1,154,336 was recorded for the quarter ended June 30, 2010 as an officer of the Company is also a principal of TGR and the securities issued were below market value as of the issue date.

For the quarter ended September 30, 2010, TGR was issued 2,240,450 shares of common stock of the Company and fully vested warrants to purchase 1,120,225 shares of common stock of the Company for $0.05 per share in exchange for funding of $44,809 provided during the quarter under the terms of the Subscription Agreement. A compensation charge of $22,404 was recorded for the quarter ended September 30, 2010 as an officer of the Company is also a principal of TGR and the securities issued were below market value as of the issue date.

The Company entered into a Sponsorship Agreement with American Speed Factory dated April 22, 2009, whereby the Company would receive certain promotional services and sponsorship rights to display the Company’s logo in connection with the 2009 Ferrari Challenge racing season in exchange for the issuance of 500,000 shares of restricted stock of the Company.  This arrangement was valued at $50,000, which amount was recorded as an advertising expense for the quarter ended June 30, 2009.

Through May 15, 2009, Mr. New’s base salary was $140,000 with a $30,000 bonus payable quarterly for meeting agreed-upon objectives.  On May 15, 2009, Mr. New’s base salary was reduced from $140,000 to 91,000 and his bonus was reduced from $30,000 to $19,500 annually. To partially offset the reduction in salary, the Company provided Mr. New with 25,000 shares of fully vested common stock in lieu of his March 31, 2009 cash bonus and 200,000 shares of common stock which vest monthly from April 1, 2009 to September 30, 2009.  A compensation charge of $12,500 was recorded for the quarter ended June 30, 2009 and a compensation charge of $10,000 was recorded for the quarter ended September 30, 2009, which reflects the market value per share ($0.10) on the first trading day after the date of grant.  At March 31, 2010, the Company provided Mr. New with 250,000 shares of fully vested common stock for services provided to the company under a salary reduction.  A compensation charge of $37,500 was recorded for the quarter ended March 31, 2010, which reflects the market value per share ($0.15) on the first trading day after the date of grant.

Other employees (other than officers and directors) receiving salary reductions were granted a total of 50,000 shares of common stock vesting monthly between April 1, 2009 and September 30, 2009.  The Company recorded a compensation expense of $2,347 for the quarter ended June 30, 2009 and a compensation expense of $1,042 for the quarter ended September 30, 2009, to reflect the market value of stock provided in lieu of cash compensation.  Both of these charges were calculated using the price per share of common stock ($0.10) on the first trading date after the date of grant.

Pursuant to a Stock Purchase Agreement dated November 23, 2009, TGR agreed to sell to Dune Capital Group ("Dune") an aggregate of 5,000,000 shares of common stock of the Company held by TGR for a purchase price of $0.10 per share or an aggregate of $500,000. The purchase price is required to be paid on or before April 1, 2010. Dune paid $300,000 on November 23, 2009. In order to ensure compliance with obligations under Section 16 of the Securities Exchange Act of 1934, prior to the issuance of shares to Dune by TGR, TGR assigned this Purchase Agreement to the Company. Accordingly, the Company received $300,000 pursuant to this agreement and issued an aggregate of 3,000,000 shares of common stock of the Company to Dune on January 12, 2010.  On April 28, 2010, the Company agreed to terminate the Stock Purchase Agreement with Dune and rescind the prior issuance of common stock. The Company repurchased the 3,000,000 shares of common stock previously issued to Dune for $300,000.  The redeemed shares were accounted for as treasury stock.

At September 30, 2010, the Company had options to purchase 1,200,000 shares of common stock outstanding under its stock option plan, of which options to purchase 920,370 shares of common stock are vested, with an exercise price of $0.25 per share and with a remaining weighted average contractual term of 4.51 years. The Company also had warrants to purchase 55,595,307 shares of common stock outstanding at December 31, 2009 with a strike price of $0.05 per share and a remaining average contractual term of 3.53 years.

As set forth in our audited financial statements for the fiscal years ended March 31, 2010 and 2009, several factors raise significant doubt as to our ability to continue operating as a going concern.  These factors include our history of net losses and that as of March 31, 2010, due to the unwind of the TOT-SIBBNS joint venture, we had no significant operations until the acquisition of Openfilm effective as of December 14, 2010, and a working capital deficit. We are dependent upon TGR or Mike Zoi (as a result of his controlling interest in TGR and our dependence on the Subscription Agreement with TGR) to fund our operations. Our independent auditors’ report on our financial statements for the year ended March 31, 2010 contains an explanatory paragraph about our ability to continue as a going concern. Management believes that our current operating strategy, as described in the preceding paragraphs and the obligation of TGR to provide funding under the Subscription Agreement, provides and opportunity for us to continue as a going concern; however, there is no assurance this will occur.

On November 11, 2010, our Board of Directors adopted a resolution changing our fiscal year end from March 31 to December 31 effective immediately. Accordingly, the first 12-month fiscal year will run from January 1, 2011 through December 31, 2011. The nine-month period from April 1, 2010 through December 31, 2010 will be presented in our annual report on Form 10-K to be filed within 90 days of December 31, 2010. We will provide comparative financial information to assist in period-to-period comparisons. Our Board believes that this change will allow better alignment of our annual planning and budget processes with our new business strategy as we are no longer engaged in the seasonal oil and gas business.

Historical Overview

On July 16, 2008, we entered into a Joint Venture Agreement (the “JV Agreement”) with Evgeny Bogorad (“Bogorad”), owner of Sibburnefteservis, Ltd. of Novosibirsk, Russia, an oil services company (“SIBBNS”). Pursuant to the JV Agreement, Bogorad contributed certain of SIBBNS’ assets and personnel to a joint venture company named TOT-SIBBNS, Ltd., a Russian corporation (“TOT-SIBBNS”). An independent appraisal company appraised the contributed assets at USD $6,221,881.We ended development stage activity on July 16, 2008 when we acquired a 75% interest in the TOT-SIBBNS joint venture and began operations in the oil and gas service industry, including the exploration, development, production, and marketing of crude oil and natural gas in Russia and Kazakhstan.  At the closing on July 16, 2008, we issued to Bogorad 3,000,000 shares of our common stock in exchange for a 75% interest in TOT-SIBBNS.

TOT-SIBBNS obtained its first contract and began drilling operations in the Fall 2008. However, financial constraints and the declining price of oil resulted in a suspension of drilling operation in January 2009. Drilling operations did not recommence during the Winter 2009 and most employees were furloughed in April 2009.

TOT-SIBBNS had expectations of continuing exploratory drilling (both through its existing customer and new customers) for the 2009/2010 drilling season as the price of oil had risen significantly and TOT-SIBBNS was able to secure an additional drilling contract in November 2009. However, in January 2010, it became questionable whether activities with TOT-SIBBNS’ initial customer would recommence in the short term, and there remained uneasiness in the market over the continued improvement in crude oil prices, which had a negative impact on the exploratory drilling market in Russia at that time.  Accordingly, on January 27, 2010, after several weeks of exploring other business opportunities, the Company altered its business focus and decided to exercise its option to unwind the joint venture and pursue other development opportunities.

The Company and TOT-SIBBNS executed an unwind agreement whereby the Company exchanged its 75% interest in TOT-SIBBNS for the 3,000,000 shares given to Evgeny Borograd in 2008. The unwind of the joint venture was consummated as of March 31, 2010. The unwind of the TOT-SIBBNS joint venture has been accounted for using the guidance provided in ASC 845 (previously APB 29), as a disposal “other than by sale” similar to a spin-off transaction, with the shares received reflected as treasury stock and recorded on the Company’s balance sheet at its carrying basis in the net assets of the joint venture as of March 31, 2010. Operations of TOT-SIBBNS are included in the Company’s consolidated financial statements at March 31, 2010 as discontinued operations, but will not be included in the consolidated financial statements subsequent to March 31, 2010.

KORLEA-TOT is our 51% joint venture with Korlea Invest Holding AG of Switzerland (“Korlea”), a provider and trader of energy assets in the Czech Republic. The joint venture, Korlea-TOT, established as of July 17, 2008, was expected to assist in the marketing of oil assets sourced by other TOT-Energy companies and contacts.  There has been no activity to date with this joint venture. Accordingly, in November 2010, we sent Korlea notice of our request to unwind this arrangement. The Company intends to sell its ownership in the KORLEA-TOT joint venture to Korlea in exchange for a cash payment equal to 51% of the cash balance in the joint venture on the date of unwind.  Consummation of this transaction will be subject to obtaining certain approvals and making certain filings overseas. It is expected that this transaction will be completed during the first quarter of 2011.

The Company intends to develop a downstream solar business that will provide complete solar solutions (design, installation, maintenance and finance) to commercial customers.  This is intended to be accomplished through the hiring of key personnel and perhaps acquisitions. In this regard, the Company recently hired a project manager and Chief Operating Officer for this business. We expect to utilize existing commercial real estate industry relationships of our management to generate opportunities for solar installation projects in the United States.

As part of our strategy to develop an online media company, on December 14, 2010, we entered into a purchase agreement (the “Openfilm Purchase Agreement”) with the members of Openfilm, LLC, a Florida limited liability company engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet.  Mike Zoi, our President, through his control of Enerfund, LLC and MZ Capital, LLC, both Florida limited liability companies, held approximately 70% of Openfilm’s outstanding membership interests prior to the acquisition by the Company. Pursuant to the Openfilm Purchase Agreement, the Company acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of common stock of the Company to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund (a company controlled by Mike Zoi), 29,062,500 shares were issued to MZ Capital, LLC (a company controlled by Mike Zoi), 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm, and an aggregate of 7,288,421shares were issued to the remaining seven non-controlling security holders of Openfilm. Upon completion of the acquisition transaction on December 14, 2010, Openfilm became a wholly-owned subsidiary of the Company. Additionally, in connection with the acquisition of Openfilm, the Company established NetLab Systems, LLC (NetLab), a Florida limited liability company, and transferred the ownership of certain intellectual property assets from Openfilm to NetLab. Openfilm and NetLab entered into a Technology Transfer and License Agreement granting Openfilm the right to use certain technology transferred to NetLab. Research and development activities are conducted primarily through Zivos, LLC, a Ukrainian limited liability company and wholly-owned subsidiary of Openfilm. Up until the date of acquisition, Openfilm operations were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.

Net Element Results of Operations for the Three-Month Periods Ended September 30, 2010 and 2009

We reported a net loss of  $208,452 or $(0.00) per share for the three months ended September 30, 2010, compared to a net loss of $2,472,588 or $(0.01) per share for the three months ended September 30, 2009. Weighted average shares outstanding were 330,840,721 and 305,370,458 for the quarters ended September 30, 2010 and 2009, respectively.

The net loss for the three month period ended September 30, 2010 was favorably impacted by the reduced non-cash compensation expense of $30,923 related primarily to warrants issued pursuant to the Subscription Agreement with TGR as compared with the quarter ended September 30, 2009. The non-cash compensation expense for the three months ended September 30, 2009 was $2,077,306.

General and administrative expenses for the three months ended September 30, 2010 were $208,482, of which $30,923 was attributable to non-cash compensation expenses as compared to general and administrative expenses for the three months ended September 30, 2009 of $2,313,588, which includes non-cash compensation expenses of $2,096,863. The remaining general and administrative expense of $177,919 for the three months ended September 30, 2010 were slightly lower than the remaining general and administrative expense (excluding non-cash compensation) of $216,725 for the three months ended September 30, 2009 primarily due to a reduction in travel expenses of $15,453.  In addition to the reduction in travel expense, investor relations costs were lower by $12,250 and accounting and auditing fees were lower by $9,550 during the quarter ended September 30, 2010 as compared with the quarter ended September 30, 2009.

During the three months ended September 30, 2010, we obtained funding of an aggregate of $44,809 under the Subscription Agreement with TGR and issued 2,240,450 shares of common stock. On September 30, 2010, the market value and subscription price were the same resulting in no compensation charge for the shares purchased at current market value under the Subscription Agreement.  Additionally, warrants to purchase 1,120,225 shares of common stock were issued in connection with these fundings and a corresponding compensation expense of $22,404 was recorded based on a Black-Scholes valuation model.

The non-controlling interest relating to the Korlea-TOT joint venture decreased by $30 for the three months ended September 30, 2010 as compared with a decrease of $25 for the three months ended September 30, 2009. The joint venture non-controlling interest reflects the joint venture partner’s ownership of the joint venture.

Net Element Results of Operations for the Six-Month Periods Ended September 30, 2010 and 2009

We reported a net loss of  $1,596,756 or $(0.00) per share for the six months ended September 30, 2010, compared to a net loss of $4,098,427 or $(0.01) per share for the six months ended September 30, 2009. Weighted average shares outstanding were 325,865,379 and 303,323,673 for the six months ended September 30, 2010 and 2009, respectively.

The net loss for the six month period ended September 30, 2010 was favorably impacted by a reduction in the non-cash compensation expense to $1,193,685 related primarily to common stock and warrants issued pursuant to the Subscription Agreement with TGR as compared with the non-cash compensation expense of $3,434,223 for the six months ended September 30, 2009.

General and administrative expenses for the six months ended September 30, 2010 were $1,596,815 of which $1,193,685 was attributable to non-cash compensation expenses as compared to general and administrative expenses for the six months ended September 30, 2009 of $3,902,167 which includes non-cash compensation expenses of $3,434,223. The remaining general and administrative expenses of $403,130 for the six months ended September 30, 2010 were less than the remaining general and administrative expenses (excluding non-cash compensation) of $467,944 for the six months ended September 30, 2009 primarily due to a reduction in investor relations expenses of $83,535.  In addition to a reduction in investor relations costs, travel expenses for the six months ended September 30, 2010 were reduced by $19,373, offset in part by increases in accounting and auditing fees ($24,312) and legal fees ($8,595) as compared with the six months ended September 30, 2009.

During the six months ended September 30, 2010, we obtained funding of an aggregate of $245,555 under the Subscription Agreement with TGR and recognized a non-cash compensation expense totaling $1,176,741 which includes $702,612 for the issuance of 12,277,765 shares of common stock. This charge is the result of an intrinsic value calculation that measures the difference between fair value on date of issuance of the shares and the purchase price per share under the Subscription Agreement.  Additionally, the warrants to purchase 6,139,382 shares of common stock issued in connection with these fundings resulted in compensation expense of $474,129 based on a Black-Scholes valuation model.

The non-controlling interest relating to the Korlea-TOT joint venture decreased by $59 for the six months ended September 30, 2010 as compared with a decrease $39 for the six months ended September 30, 2009. The joint venture non-controlling interest reflects the joint venture partner’s ownership of the joint venture.

Net Element Results of Operations for the Year Ended March 31, 2010 Compared to the Year Ended March 31, 2009

We incurred a net loss of $6,596,834 or $0.02 per share, for the year ended March 31, 2010 (“fiscal 2010”) compared to a net loss of $12,177,140, or $0.05 per share, for the year ended March 31, 2009 (“fiscal 2009”).  The net loss of $6,596,834 for fiscal 2010 includes a loss from discontinued operations of $646,017 or $0.00 per share relating to the TOT-SIBBNS joint venture (see note 12) as compared to a loss from discontinued operations of $1,799,816, or $0.01 per share relating to the TOT-SIBBNS joint venture for fiscal 2009.  Our total operating expenses from continuing operations for fiscal 2010 were $5,789,352 as compared to operating expenses for fiscal 2009 of $10,378,126.  Other expenses were $171,025 in fiscal 2010 compared with other income of $802 in fiscal 2009.

For fiscal 2010, our operating expenses consisted of $5,789,352, of which $19,540 was attributable to Korlea-TOT.  Operating expenses for fiscal 2010 related primarily to compensation expense ($4,717,677) in connection with issuances of stock and warrants pursuant to the Subscription Agreement.  Payroll expenses were $602,420, professional fees for legal, accounting, consulting and tax preparation were $115,933 and other general and administrative expenses were $333,782, consisting primarily of investor relations expenses ($83,535), travel expenses ($23,215), directors and officers insurance ($15,304), telephone expense ($11,799) and rent ($10,000).

For fiscal 2009, our operating expenses consisted of $10,378,126, of which $0 related to Korlea-TOT. Operating expenses in fiscal 2009 related primarily to compensation expense ($8,812,774) in connection with issuances of stock and warrants pursuant to the Subscription Agreement. Payroll expenses were $656,702, professional fees for legal, accounting, consulting and tax preparation were $316,857 and other general and administrative expenses were $591,793 consisting primarily of travel expenses ($118,321), rent ($101,341), investor relations expenses ($154,246), directors and officers insurance ($15,273) and telephone ($7,031).

The non-controlling interest in loss of consolidated subsidiary was $9,560 in fiscal 2010 and $0 in fiscal 2009.  The non-controlling interest relates to the 49% non-controlling interest in Korlea-TOT retained by our joint venture partner.

Openfilm Results of Operations for the Three-Month Periods Ended September 30, 2010 and 2009

Total revenues were $11,396 for the three months ended September 30, 2010 as compared with $198 for the three months ended September 30, 2009.  This increase was primarily due to an advertising contract in 2010 attributable to Openfilm that it did not have in 2009.  Additionally, Openfilm subscription revenues were $3,647 for the three months ended September 30, 2010 and $0 for the three months ended September 30, 2009.  This increase is primarily attributable to fees received in 2010 for contest entries, and to a lesser extent, monthly premium membership fees.  There were no contests during 2009.

Cost of sales was $162,387 for the three months ended September 30, 2010 as compared with $155,108 for the three months ended September 30, 2009.  Higher operating costs ($34,320) during 2010 for Openfilm website development, hosting, streaming and maintenance were offset in part by reductions in amortization of capitalized website development expenses ($27,041) as compared with the three months ended September 30, 2009.

General and administrative expenses for the three months ended September 30, 2010 were $458,241 as compared with $73,615 for the three months ended September 30, 2009.  The increase is primarily attributable to the costs of contest prize and other marketing efforts relating to the film contest held during this period ($282,924). In addition, payroll and benefits expenses were higher ($57,501) along with increased costs for public relations ($21,074), web related expenses ($6,788), travel ($6,427), professional fees ($4,345) and other expenses ($5,567). These expenses increased during the 2010 period as operations ramped-up as compared with the 2009 period.

During the three months ended September 30, 2010, Enerfund (a company controlled by Mike Zoi) advanced $431,066 in loan proceeds to fund Openfilm operations.  During the three months ended September 30, 2009, Openfilm received member contributions of $166,747 from Kazo, LLC (a company controlled by Mike Zoi) to fund operations.

Openfilm Results of Operations for the Nine-Month Periods Ended September 30, 2010 and 2009

Revenues were $35,188 for the nine months ended September 30, 2010 as compared with $3,076 for the nine months ended September 30, 2009.  The increase is primarily due to an increase in advertising revenues from a new advertising contract entered into during 2010, and to a lesser extent, from an increase in membership fees (due to a growing membership base) and film contest entry fees.

Cost of sales for the nine months ended September 30, 2010 were $429,476 compared with $464,622 for the nine months ended September 30, 2009.  Cost of sales decreased due to a reduction in capitalized website amortization costs ($23,424) and a reduction in depreciation expense ($10,846) for the nine months ended September 30, 2010 compared with the nine months ended September 30, 2009.

Openfilm general and administrative expenses for the nine months ended September 30, 2010 were $722,461 as compared with $252,798 for the nine months ended September 30, 2009, primarily as a result of increased operational activities in the 2010 period as compared with the 2009 period.  The higher expenses in 2010 were due to the increase in film contest and related marketing expenses of $280,797.  In addition, payroll related expenses were $58,686 higher along with increased costs for consulting and professional fees ($90,830), investor relations ($21,095) and other expenses ($18,255) as compared with the 2009 period.

For the nine months ended September 30, 2010, Enerfund advanced $908,088 in loan proceeds to fund Openfilm operations in the United States and Ukraine as compared with member contributions of $279,472 for the nine months ended September 30, 2009.  In addition, during the nine months ended September 30, 2009, Openfilm borrowed $250,000 from Prisma Trading, an unaffiliated entity, to help fund operations during this period, which amount was repaid in July and October, 2010.

Openfilm Results of Operations for the Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008

Revenue for the twelve months ended December 31, 2009 was $7,492 as compared with $0 for the twelve months ended December 31, 2008.  The Openfilm website was launched on July 16, 2008 and no advertising revenue was received during 2008.  Minimal advertising revenue was received in 2009 as Openfilm was primarily focused on developing additional functionalities of the website and strategies relating to revenue generation from the website.

Cost of sales was $603,287 for the twelve months ended December 31, 2009 as compared with $466,143 for the twelve months ended December 31, 2008.  Internet and hosting expenses accounted for $81,249 of the increase as we had a full year of hosting and streaming in 2009 versus one-half year in 2008.  Additionally, the amortization of capitalized website development costs were $46,850 higher for the twelve months ended December 31, 2009 primarily as a result of amortization for a full year as compared to six months during 2008.  The remaining difference of $9,045 was due to higher operating expenses in the Ukraine primarily due to higher capitalized payroll costs.

General and administrative expenses were $372,195 for the twelve months ended December 31, 2009 as compared with $597,623 for the twelve months ended December 31, 2008.  Salaries, benefits and consulting fees were $203,381 for the twelve months ended December 31, 2009 as compared with $462,738 for the twelve months ended December 31, 2008.  Salaries were higher in 2008 due to increased headcount in the United States during the 2008 period. Additionally, non-cash compensation was $47,849 higher in 2008 than 2009 due to the issuance of equity interests provided to Advisory Board Members during 2008.

Rent Expense decreased $48,128 for the year ended December 31, 2009 as compared with the year ended December 31, 2008, primarily due to the reduction of employees and office space.  This decrease was offset in part by increased professional fees ($21,635) for the twelve months ended December 31, 2009 as compared with the twelve months ended December 31, 2008 due to increased expenses for travel expenses and patent filings.  Additionally, other general and administrative costs were $60,422 higher primarily due to higher traffic acquisition costs ($42,071) and increased insurance expenses for directors and officers ($12,089).

For the year ended December 31, 2009, Enerfund advanced $252,221 and Kazo advanced $222,149 to Openfilm to fund operations. In addition, Openfilm borrowed $250,000 from Prisma Trading, an unaffiliated third party, which was repaid in 2010. During 2008, Kazo provided advances totaling $2,842,703 to Openfilm, and Openfilm was due $1,425,873 from Enerfund. As of December 31, 2009, all amounts owed to Kazo and Enerfund and amounts due from Enerfund were converted to preferred equity of Openfilm with a liquidation preference of $1,850,900, which preferred equity was retired for no additional consideration in connection with the Openfilm acquisition by the Company. Additionally, as of December 31, 2009, Mike Zoi was due $106,300 from Openfilm, which was repaid in 2010.

Going Concern

Openfilm had a net loss of $1,108,831 for the nine months ended September 30, 2010, and $965,785 and $1,063,766 for the years ended December 31, 2009 and 2008, respectively, and further losses are anticipated. Openfilm had a negative cash flow from operations of $810,872 for the nine months ended September 30, 2010, and $758,039 and $917,375 for the years ended December 31, 2009 and 2008, respectively. Openfilm’s ability to continue operating is limited without continued availability of financing, of which there can be no assurance. These matters raise substantial doubt about Openfilm’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Openfilm be unable to continue as a going concern. Up until the date of acquisition, Openfilm operations were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.

Pro Forma Results

The following unaudited pro forma condensed combined financial information gives pro forma effect to the acquisition of Openfilm by the Company. The transaction has been accounted for as a merger between entities under common control due to the commonality of ownership between us and Openfilm.

The following unaudited pro forma condensed consolidated financial statements and explanatory notes present how the financial statements of the Company may have appeared had the acquisition occurred on April 1, 2009 (with respect to the results of operations) or as of September 30, 2010 (with respect to the balance sheet information). Adjustments to the six month pro forma presentation for the period ended September 30, 2010 and September 30, 2009 include adjustments to eliminate the quarterly results of Openfilm for the first quarter of each of fiscal 2010 and 2009 in order to provide comparative six-month operating results concurrent with results of Net Element’s first and second quarters (April 1 through September 30) of its 2011 and 2010 fiscal years.

Openfilm’s net loss for the three months ended March 31, 2010 was $244,393, a decrease of $52,544, as compared with the net loss of $296,937 for the three months ended March 31, 2009. The decrease in net loss for the 2010 period was the result of decreases in both cost of sales and general and administrative expenses. Cost of sales decreased by $17,075 due to reduced internet and hosting expenses in 2010. General and administrative expenses decreased by $34,811 due to a decrease in website traffic acquisition expense ($41,938) and payroll expense ($28,619), partially offset by an increase in professional fees ($24,406) and advertising expenses ($8,945).

These unaudited pro forma condensed consolidated financial statements have been derived from and should be read together with the historical financial statements and related notes of the Company included in this current report on Form 8-K and the Quarterly Report on Form 10-Q for the quarter and six months ended September 30, 2010.  Openfilm’s historical financial statements for the years ended December 31, 2009 and 2008 and the three and nine month periods ended September 30, 2010 are included elsewhere in this report.

The unaudited pro forma condensed consolidated financial information has been prepared by management, are presented for illustrative purposes only, and do not purport to represent what the results of operations or financial position of the Company would have been had the acquisition occurred as of the dates indicated, nor is it indicative of future financial position or results of operations for any period.

Combined Pro forma Balance Sheet
September 30, 2010

	Net Element, Inc.	Openfilm, LLC	Adjustments (1)	Combined
ASSETS
Current assets
Cash	$98,364	$6,255	$-	$104,619
Accounts Receivable	-	20,930	-	20,930
Deposits	8,000	20,300	-	28,300
Total current assets	106,364	47,485	-	153,849

Fixed assets
Machinery, furniture and equipment	12,319	95,001	-	107,320
Less: accumulated depreciation	(6,040)	(87,383)	-	(93,423)
Total fixed assets (net)	6,279	7,618	-	13,897

Total assets	$112,643	$55,103	$-	$167,746

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities
Accounts payable	$26,867	$55,942	$-	$82,809
Accrued expenses	1,170,879	289,297	-	1,460,176
Notes and accounts payable to related parties	-	1,014,716	-	1,014,716
Note payable	-	150,000	-	150,000
Total liabilities	1,197,746	1,509,955	-	2,707,701

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT AND MEMBERS' EQUITY
Preferred stock ($.001 par value, 100,000,000 shares authorized and no shares issued and outstanding)	-	-	-	-
Common stock ($.001 par value, 800,000,000 shares authorized)	333,055	-	107,238	440,293
Treasury stock, at cost; 6,250,000 shares	(2,641,640)	-	-	(2,641,640)
Paid in capital	26,098,149	-	(1,545,960)	24,552,189
Accumulated other comprehensive income	13,930	-	-	13,930
Accumulated deficit	(24,916,539)	-	-	(24,916,539)
Noncontrolling interest	27,942	-	-	27,942
Common members' equity	-	(3,289,622)	3,289,622	-
Deferred compensation	-	(16,130)	-	(16,130)
Series A preferred members' equity	-	1,850,900	(1,850,900)	-
Total deficit & members' equity	(1,085,103)	(1,454,852)	-	(2,539,955)

Total liabilities and stockholders' deficit & members' equity	$112,643	$55,103	$-	$167,746

(1)
Reflects the issuance of common stock to the members of Openfilm, LLC pursuant to the Openfilm Purchase Agreement.  The net assets of Openfilm, LLC remain at historical cost as the transaction is accounted for as a merger of entities under common control.

Combined Pro forma Statement of Operations

	For the three months ended 9-30-10			For the three months ended 9-30-09
	Net Element, Inc	Openfilm, LLC	Combined	Net Element, Inc	Openfilm, LLC	Combined

Sales	$-	$11,396	$11,396	$-	$198	$198
Cost of sales	-	162,387	162,387	-	155,108	155,108
Gross Profit	-	(150,991)	(150,991)	-	(154,910)	(154,910)

Operating Expenses
General and administrative	208,482	458,241	666,723	2,313,588	73,615	2,387,203
Loss from operations	(208,482)	(609,232)	(817,714)	(2,313,588)	(228,525)	(2,542,113)

Non-operating expense
Gain on disposal of fixed assets	-	-	-	-	-	-
Other income	-	3,647	3,647	-	-	-
Loss before income tax provision	(208,482)	(605,585)	(814,067)	(2,313,588)	(228,525)	(2,542,113)
Income tax provision	-	-	-	-	-	-
Net Loss from continuing operations	(208,482)	(605,585)	(814,067)	(2,313,588)	(228,525)	(2,542,113)
Net loss attributable to the noncontrolling interest	30	-	30	25	-	25
Net loss from discontinued operations	-	-	-	(159,025)	-	(159,025)
Net loss	(208,452)	(605,585)	(814,037)	(2,472,588)	(228,525)	(2,701,113)

Other comprehensive income
Foreign currency translation loss	12,700	-	12,700	6,119	-	6,119
Comprehensive loss	$(195,752)	$(605,585)	$(801,337)	$(2,466,469)	$(228,525)	$(2,694,994)

Combined Pro forma Statement of Operations

	For the six months ended 9-30-10				For the six months ended 9-30-09
	Net Element, Inc	Openfilm, LLC	Adjustments (2)	Combined	Net Element, Inc	Openfilm, LLC	Adjustments (2)	Combined

Sales	$-	$35,188	$(333)	$34,855	$-	$3,076	$-	$3,076
Cost of sales	-	429,476	(128,839)	300,637	-	464,622	(145,914)	318,708
Gross Profit	-	(394,288)	128,506	(265,782)	-	(461,546)	145,914	(315,632)

Operating Expenses
General and administrative	1,596,815	722,461	(116,242)	2,203,034	3,902,167	252,798	(151,053)	4,003,912
Loss from operations	(1,596,815)	(1,116,749)	244,748	(2,468,816)	(3,902,167)	(714,344)	296,967	(4,319,544)

Non-operating expense
Gain on disposal of fixed assets	-	-	-	-	-	2,175	-	2,175
Other income (expense)	-	7,918	(355)	7,563	-	30	(30)	-
Loss before income tax provision	(1,596,815)	(1,108,831)	244,393	(2,461,253)	(3,902,167)	(712,139)	296,937	(4,317,369)
Income tax provision	-	-	-	-	-	-	-	-
Net Loss from continuing operations	(1,596,815)	(1,108,831)	244,393	(2,461,253)	(3,902,167)	(712,139)	296,937	(4,317,369)
Net loss attributable to the noncontrolling interest	59	-	-	59	39	-	-	39
Net loss from discontinued operations	-	-	-	-	(196,299)	-	-	(196,299)
Net loss	(1,596,756)	(1,108,831)	244,393	(2,461,194)	(4,098,427)	(712,139)	296,937	(4,513,629)

Other comprehensive income
Foreign currency translation loss	3,958	-	-	3,958	(1,292)	-	-	(1,292)
Comprehensive loss	$(1,592,798)	$(1,108,831)	$244,393	$(2,457,236)	$(4,099,719)	$(712,139)	$296,937	$(4,514,921)

(2)
Reflects the elimination of operating results of Openfilm, LLC for the periods from January 1 through March 31, 2010 and 2009 in order to provide comparative six-month results consistent with Net Element’s quarterly fiscal reporting periods.

Combined Pro forma Statement of Operations

	For the fiscal year ended
	3-31-10	12-31-09
	Net Element, Inc	Openfilm, LLC	Combined

Sales	$-	$7,492	$7,492
Cost of sales	-	603,287	603,287
Gross Profit	-	(595,795)	(595,795)

Operating Expenses
General and administrative	5,789,352	372,195	6,161,547
Loss from operations	(5,789,352)	(967,990)	(6,757,342)

Non-operating expense
Gain on disposal of fixed assets	-	2,175	2,175
Other income (expense)	(171,025)	30	(170,995)
Loss before income tax provision	(5,960,377)	(965,785)	(6,926,162)
Income tax provision	-	-	-
Net Loss from continuing operations	(5,960,377)	(965,785)	(6,926,162)
Net loss attributable to the noncontrolling interest	9,560	-	9,560
Net loss from discontinued operations	(646,017)	-	(646,017)
Net loss	(6,596,834)	(965,785)	(7,562,619)

Other comprehensive income
Foreign currency translation loss	(26,903)	-	(26,903)
Comprehensive loss	$(6,623,737)	$(965,785)	$(7,589,522)

Liquidity and capital resources

At September 30, 2010, Net Element had an accumulated deficit of $24,916,539 and cash of $98,364. We are dependent upon receiving funds from our controlling stockholder, TGR Energy, LLC, which is controlled by our president, Mike Zoi. Pursuant to the Subscription Agreement, TGR is obligated to invest up to $4,000,000 to fund working capital requirements in exchange for up to 200,000,000 shares of our common stock and warrants to purchase up to 100,000,000 shares of common stock with an exercise price of $0.05. The shares and warrants will be issued quarterly and we will record an appropriate compensation expense as necessary based on the fair value of the securities on the last day of each fiscal quarter (the date of issuance). At September 30, 2010, the remaining investment obligation under the Subscription Agreement was $1,776,208.

Openfilm had a net loss of $1,108,831 for the nine months ended September 30, 2010, and $965,785 and $1,063,766 for the twelve months ended December 31, 2009 and 2008, respectively, and further losses are anticipated. Openfilm had a negative cash flow from operations of $810,872 for the nine months ended September 30, 2010, and $758,039 and $917,375 for the twelve months ended December 31, 2009 and 2008, respectively. Openfilm’s ability to continue operating is limited without continued availability of financing, of which there can be no assurance. These matters raise substantial doubt about Openfilm’s ability to continue as a going concern as set forth in its audited financial statements for the twelve months ended December 31, 2009 and 2008. Up until the date of acquisition, Openfilm operations were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.

Critical Accounting Policies and Estimates

Our significant accounting policies are described more fully in Note 1 to Net Element’s consolidated financial statements and Note 2 to Openfilm’s consolidated financial statements. Management is required to make certain estimates and assumptions during the preparation of our financial statements in accordance with generally accepted accounting principles.  These estimates and assumptions impact the reported amount of assets and liabilities as well as disclosures regarding any contingencies.  Actual results could differ from estimates and this could impact reported net income or the value of our assets and liabilities.

In applying estimates, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by outside sources, trade journals and other sources, as appropriate.

Deferred Taxes.  Estimates of deferred income taxes and items giving rise to deferred tax assets and liabilities reflect management’s assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and the probability of the realization.  Actual income taxes could vary from these estimates for a variety of reasons including changes in tax law, operating results that vary from budget or the review of our tax returns by the IRS.

Valuation of Stock Based Compensation.  Stock based compensation has been provided by the Company in order to preserve the cash flow necessary to grow our business.  In addition, we entered into the Subscription Agreement described above to strengthen our available sources of capital.  We believe the estimate of stock based compensation is a “critical accounting estimate” that significantly affects our results of operations.  Management of the Company has discussed the development and selection of this critical accounting estimate with our board of directors and the board of directors has reviewed the Company’s disclosure relating to it in this Report.

Capitalized Website Costs.  Openfilm capitalizes certain software development costs. Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred. Net capitalized website costs are recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over the expected useful life of the website. Openfilm evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Revenue.  Openfilm recognizes revenue when the persuasive evidence of an arrangement exists, no significant company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. Openfilm recognizes revenue on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on Openfilm’s affiliate marketing networks are recognized on a net basis where Openfilm acts as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Off-balance sheet arrangements

At September 30, 2010, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Recently Issued Accounting Pronouncements

In June 2009, the FASB issued an amendment to ASC 810-10. This amendment requires an enterprise to qualitatively assess the determination of the primary beneficiary of a Variable Interest Entity “VIE” based on whether the enterprise: (1) has the power to direct the activities of a VIE that most significantly effect the entity’s economic performance; and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810-10, as amended, requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. This statement is effective as of the beginning of a reporting entity’s first annual reporting period that begins after November 15, 2009. Earlier application is prohibited. Retrospective application is optional. Adoption of this standard has not had, and is not expected in the future to have, a significant impact on our financial condition and results of operations.

In September 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements.” ASU 2009-13 addresses the unit of accounting for multiple-element arrangements. In addition, ASU 2009-13 revises the method by which consideration is allocated among the units of accounting.   Specifically, the overall consideration is allocated to each deliverable by establishing a selling price for individual deliverables based on a hierarchy of evidence, involving vendor-specific objective evidence, other third party evidence of the selling price, or the reporting entity’s best estimate of the selling price of individual deliverables in the arrangement. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Adoption of this standard is not expected to have a significant impact on our financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We do not have material exposure to market risks associated with changes in interest rates related to cash equivalent securities held at September 30, 2010.

Item 3.   Properties.

We lease approximately 6,500 square feet of office space in Miami, Florida at an annual rental of $187,785. The current lease term expires December 31, 2011 and may be extended for an additional year at our option at an annual rental of approximately $201,695. Our corporate headquarters and Openfilm operations are conducted at this location. We believe that this facility is adequate for the Company’s anticipated needs.

Zivos, LLC leases approximately 1,600 square feet of office space in Dnipropetrovsk, Ukraine, where it conducts primarily research and development activities, at an annual rental of approximately $12,000 (not including utilities). The current lease term expires July 31, 2011. We believe that this facility is adequate for its anticipated needs.

Openfilm subleases approximately 450 square feet of office space in Los Angeles, CA, which is used primarily for marketing, public relations and celebrity chat (studio) activities. The lease term is month to month and the monthly rent is approximately $1,500.  We believe that this facility is adequate for its anticipated needs.

Item 4.   Security Ownership of Certain Beneficial Owners and Management.

The table below contains information as of December 13, 2010 (the most recent practicable date for which information could be obtained, and giving effect to the acquisition of Openfilm and the issuance of an additional 107,238,421 shares of common stock of the Company as if the acquisition transaction was consummated on December 13, 2010) about stockholders whom we believe are the beneficial owners of more than five percent (5%) of our outstanding common stock, as well as information regarding stock ownership by our directors and director nominees and our Chief Executive Officer, our named executive officers, and our directors, director nominees and named executive officers as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock. As of December 13, 2010 there were 441,294,698 shares of common stock outstanding (after giving effect to the issuance of shares relating to the acquisition of Openfilm).  We believe, based on information supplied by the following persons that, except as noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The amount and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. The address of each person or entity named in the following table is c/o Net Element, Inc., 1450 S. Miami Avenue. Miami, Florida 33130.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial owner (number of Common shares)	Percent of Class
Mike Zoi (1)	443,054,425	89.1%
Dmitry Kozko (2)	24,950,000	5.7
James Caan (3)	5,568,421	1.3
Curtis Wolfe (4)	1,100,000	*
Jonathan New (5)	1,261,111	*
Directors and named executive officers as a group (1)(2)(3)(4)(5)	476,158,957	95.6%
* Less than one percent (1%)

(1)
Includes 5,754 shares of common stock held by Mr. Zoi, 312,453,364 shares of common stock and warrants to purchase 55,595,307 shares of common stock that are held by TGR over which Mr. Zoi has dispositive and voting power, and 75,000,000 shares of common stock received in exchange for his ownership interest in Openfilm that is held by Enerfund (45,937,500 shares) and MZ Capital, LLC (29,062,500 shares), a limited liability company over which Mr. Zoi has dispositive and voting power and whose members include Mr. Zoi, Mr. Kozko and Mr. Kozko's wife and minor children (Mr. Kozko and his wife and minor children have no voting or dispositive control over the shares of the Company held by MZ Capital and therefore disclaim beneficial ownership thereof).

(2)	CEO of Openfilm. Reflects shares of common stock received in exchange for his ownership interest in Openfilm.

(3)	Director nominee appointed to Board of Directors effective January 1, 2011. Reflects shares of common stock received in exchange for his ownership interest in Openfilm.

(4)
Includes 100,000 shares underlying the grant of stock options expiring on August 12, 2013 and a strike price of $0.25 per share, and the grant on December 9, 2010 of 1,000,000 shares of restricted stock of the Company in lieu of payment for legal services provided to the Company, primarily in connection with the acquisition of Openfilm.

(5)
Reflects 786,111 shares underlying stock options that are currently exercisable with respect to stock options to purchase 1,000,000 shares of common stock that were granted on August 13, 2008 and vest ratably over 36 months from the date of grant.  These options expire on August 13, 2013 and have a strike price of $0.25.  Also includes restricted stock grants totaling 475,000 shares made during fiscal 2009 and 2010.

Form 8-K Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.  Directors and Executive Officers.

The names, ages and offices held of all of the Company’s directors, director nominees and executive officers are set forth in the table below:

Name	Age	Position	Year Appointed
Mike Zoi	43	CEO, Director	2007
Curtis Wolfe	46	Secretary, Director	2007
James Caan	70	Director Nominee	2011
Dmitry Kozko	27	CEO, Openfilm	2009
Jonathan New	50	Chief Financial Officer	2008
Ivan Onuchin	34	Chief Technical Officer	2010

Each of our directors will hold office until our next annual meeting of stockholders at which directors are elected or until his successor is duly elected and qualified.

Mr. Zoi has been the CEO and a Director of the Company since 2007. Mr. Zoi has also been a director and president of Ener1 Group since 2001, a privately held investment firm he co-founded in 2001. Mr. Zoi indirectly holds a minority interest in Ener1 Group. Ener1 Group owns approximately 52% of Ener1, Inc., a public company engaged primarily in the business of designing, developing and manufacturing high-performance, rechargeable, lithium-ion batteries and battery systems for energy storage. Mr. Zoi served as a Director of Ener1, Inc. (NASDAQ: HEV) from February 2002 to August 2008 and a vice president from February 2007 to August 2008. Since 2007, Mr. Zoi has been the managing member of TGR Energy LLC, a Florida investment company, which owns approximately 89% of the Company. Mr. Zoi is responsible for strategy and directly manages all senior executives of the Company. Mr. Zoi also directs all merger and acquisition activities of the Company. His expertise includes strategic development, branding and corporate alliances. Earlier in his career, Mr. Zoi worked in various capacities relating to international finance and business development. Mr. Zoi also controls Kazo, LLC and Enerfund, LLC, Florida-based investment companies that have provided funding to Openfilm in the past. Mike Zoi’s niece is married to Dmitry Kozko.

Mr. Wolfe has been a director of the Company since 2004 except for the period beginning August 31, 2007 and ending December 18, 2007. Mr. Wolfe served as Chief Operating Officer, Executive Vice President and General Counsel of Ener1 Group, Inc., the largest shareholder of alternative energy company Ener1, Inc., from 2004 to 2007.  Prior to his involvement with Ener1 Group, he was a partner in an international law firm based in Miami where he focused on mergers and acquisitions, start-up company financing, franchising and intellectual property. His experience also includes equity and debt offerings and compliance with reporting requirements for publicly traded companies. Since 2007, Mr. Wolfe has been the president of a private business consulting company, Lobos Advisors, assisting start-up businesses in defining their business objectives, strategic goals, and expanding business opportunities.  Mr. Wolfe is the founder of WCIS Media, LLC, a company that launched www.whocanisue.com, an online legal portal where he served as an executive officer from 2007 until 2009.  Mr. Wolfe continues to serve as a director of WCIS Media. Mr. Wolfe served 11 years in the United States Air Force from 1981 to 1992. Mr. Wolfe has a BIS in English, Mathematics and Latin American Studies from Weber State University and a JD from the University of Iowa College of Law, where he graduated with distinction. He is also a screenwriter and author.

Mr. James Caan is currently the Chairman of Advisory Board of Openfilm and a director nominee of the Company. Mr. Caan exchanged his ownership interest in Openfilm for shares of common stock of the Company in connection with the acquisition of Openfilm by the Company on December 14, 2010. Mr. Caan has been appointed to fill the vacancy created by the departure of Stuart Murdoch earlier in 2010, which appointment will take effect as of January 1, 2011 and he will serve until the next annual meeting of stockholders at which directors are elected. Pursuant to Mr. Caan’s advisory agreement with Openfilm, Mr. Zoi and Mr. Kozko are obligated to vote their shares in favor of Mr. Caan as a director of the Company for the next three years. Mr. Caan is an actor and director working in the film and TV industries for over 40 years and one of the industry’s most renowned talents, having starred in over 80 films. As Chairman of the Openfilm Advisory Board, Mr. Caan will oversee the other advisory board members, help recruit additional celebrity talent when needed, offer his wisdom to the Openfilm community as he evaluates submissions, serve as a judge for the online competitions and interact with emerging talent and other Openfilm members.

Dmitry Kozko co-founded Openfilm in 2007 and has been the CEO of Openfilm since 2009. Prior to 2009, Mr. Kozko was Chief Marketing Officer of Openfilm.  With an extensive technical background, he is responsible for the operations of Openfilm and until Openfilm’s acquisition by the Company, was responsible to oversee the software development team. Prior to founding Openfilm, Mr. Kozko was a consultant responsible for developing the business infrastructure and Web presence for companies and clients in the online entertainment, real estate and consumer goods space. Since 2006, Mr. Kozko has provided consulting services to Enerfund and TGR (investment companies controlled by Mike Zoi) and assisted in evaluating technology-based companies. From March 2006 through February 2007, Mr. Kozko was a principal of Caribbean Soda, LLC, a beverage distribution company in Southern Florida, responsible for expansion of the soft drinks of Hitond, Inc., a New York company, into the Florida market. From March 2004 to March 2006, Mr. Kozko worked as an independent contractor for Re/Max SouthShore Realty in New York, primarily responsible for technological solutions development, market research automation, business development and sales assistant.  A native of St. Petersburg, Russia, Mr. Kozko emigrated to the U.S. in 1995. During his tenure with Openfilm, Mr. Kozko was responsible for marketing and sales initiatives, business development, overseeing technological development and capital raising. Dmitry Kozko is married to Mike Zoi’s niece.

On March 10, 2008, Jonathan New joined the Company as Chief Financial Officer.  Mr. New served as Chief Operating Officer of Ener1, Inc. from 2001 to 2003. From 2004 to 2006, Mr. New owned and operated Wholesale Salon Furniture Corp.com.  The Florida company imported and distributed salon equipment.  The business was sold in 2006.  Thereafter, until joining the Company, Mr. New provided counsel to public companies on a variety of corporate accounting, reporting and audit related issues. Prior to joining Ener1 in 2001, Mr. New held controller and chief financial officer positions with companies including Haagen-Dazs, RAI Credit Corporation and Prudential of Florida. Mr. New obtained his BS in Accounting from Florida State University and began his career with Accenture. He is a member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

Mr. Ivan Onuchin joined the Company on November 1, 2010 and was appointed Chief Technology Officer of the Company and its subsidiaries on December 14, 2010. From December 2008 though October 2010, Mr. Onuchin was employed with EdgeTech, Inc., an underwater imaging company, as a software engineer responsible for the creation of architecture and software development for a new generation of products for managing advanced underwater sonar imaging systems. From September 2005 until December 2008, Mr. Onuchin was working as the Chief Technology Officer of Helpful Technologies, Inc. and its subsidiaries, a Florida-based software development company providing products that simplify access and navigation to the Internet. Mr. Onuchin’s responsibilities included development of break-through technologies allowing users to navigate on the Internet without launching a browser. From February 2004 through June 2005, Mr. Onuchin was the Chief Technology Officer of Splinex, Inc., a predecessor of the Company which was involved in the development of advanced technologies in the three-dimensional computer graphics industry. Throughout his career, Mr. Onuchin was responsible for the creation of proprietary intellectual property portfolios and managed local and outsourced teams of software developers. Mr. Onuchin has a post-graduate degree from the Russian Academy of Science, where he has also taught classes in advanced mathematics. Mr. Onuchin has also taught at Ural State Technical University and Ural State University.

Board composition

Currently, our board of directors consists of two members. Mr. Caan has been appointed to fill the vacancy created by Stuart Murdoch’s resignation earlier in 2010, which appointment will take effect as of January 1, 2011. The number of directors may change from time to time, as determined by resolution adopted by a majority of the board of directors. Our by-laws require a minimum of one director and allow a maximum of nine directors.

Currently, there is no one serving on the board who is a “financial expert” or “independent” under the Commission’s standards (Rule 10A-3 of the Exchange Act) as the Company’s limited financial resources are not adequate to attract and retain qualified candidates.

Committees of the board of directors

In December 2004, our board of directors established a Nominating and Compensation Committee and an Audit Committee.  Currently, there are no members of these committees, which did not meet during fiscal 2010.

Audit Committee

Our audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	Selecting and hiring our independent auditors.
•	Evaluating the qualifications, independence and performance of our independent auditors.
•	Approving the audit and non-audit services to be performed by our independent auditors.
•	Reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies.
•	Overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.
•	Reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations.
•	Preparing the audit committee report we are required to include in filings with the Commission.

Currently, the entire board of directors is serving as the audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of the common stock. Based solely upon a review of copies of forms furnished to our Company, the following officers and directors and holders of more than 10% of our common stock did not timely filed the statement of changes in beneficial ownership on Form 4 or the statement of beneficial ownership on Form 3 pursuant to Section 16(a) during fiscal 2010 as follows:

NONE.

Code of Ethics

We have a Code of Ethics that applies to our officers and directors. The code provides written standards that are reasonably designed to deter wrongdoing and promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC or in other public communications we make; (3) compliance with applicable laws, rules and regulations; (4) prompt reporting of internal violations of the code; and (5) accountability for the adherence to the code. Our Code of Ethics can be found on our Company website at http://netelement.com/about-us/way/code-of-ethics/ ..  We will provide a copy of our Code of Ethics to any person without charge, upon written request to the Company.

Openfilm Advisory Board

Our Advisory Board consists of world class actors, producers, writers and directors, who are willing to mentor Openfilm’s member filmmakers and offer advice on their projects. Each of our Advisory Board members is widely recognized for their quality work and passion for all aspects of film-making. Each Advisory Board member has committed their time to participate in a minimum of two annual webcam chat appearances with Openfilm’s premium members. Advisory Board members also provide valuable insight and advice to management on strategy and business development and serve as judges for Openfilm’s semi-annual contests. Openfilm provided each Advisory Board member with an ownership interest in Openfilm (which was exchanged for shares of common stock of the Company in connection with the acquisition) and reimburses Advisory Board members for certain travel related expenses. Our Advisory Board members are as follows:

James Caan – Chairman of Advisory Board

Actor and director, James Caan, is the Chairman of Openfilm’s Advisory Board. Mr. Caan joined Openfilm with the belief that succeeding in the film business requires talent, an unshakeable belief in yourself and being in the “right place at the right time.” He feels Openfilm will create that “right place” for inspiring filmmakers, harnessing the power of the Internet to provide a forum for films to be seen by industry insiders. As an Advisory Board Member, Mr. Caan will mentor the next generation of talent who will continue his passion to entertain and inspire.

Mr. Caan studied acting in New York and soon began to work in numerous TV roles, making his big screen debut with the starring role in Lady in a Cage (1964) with Olivia de Havilland. He quickly garnered the attention of audiences and critics with his work in Red Line 7000 (1965), El Dorado (1966), Journey to Shiloh (1968) and The Rain People (1969). In one of his most acclaimed roles, Mr. Caan was cast as the hot-tempered gangster Santino "Sonny" Corleone in Francis Ford Coppola’s The Godfather (1972). The film earned Caan a Best Supporting Actor Oscar nomination. That same year, he received a Best Actor Emmy nomination for the award-winning Brian’s Song. He later reprised the role of Sonny Corleone in The Godfather: Part II (1974).

Mr. Caan moved on to act in a diverse number of films, including a cop-buddy crime partnership with Alan Arkin in Freebie and the Bean (1974), a man playing for his life in the critically acclaimed The Gambler (1974) and pairing with Barbara Streisand in Funny Lady (1975). Two further strong starring roles came in the 1975 films Rollerball and The Killer Elite. He starred in fellow Advisory Board Member Mark Rydell’s films Cinderella Liberty (1973), Harry and Walter Go to New York (1976) and For the Boys (1991).

Mr. Caan acted in a variety of films throughout the 1980’s and 1990’s, including the critically acclaimed heist movie Thief (1981), the supernatural romantic comedy Kiss Me Goodbye (1982), Francis Ford Coppola’s Gardens of Stone (1987), and the sci-fi hit Alien Nation (1988). He surprised audiences with his portrayal of a meek romance novelist held captive after a car accident by a deranged fan in Misery (1990). Other films include Honeymoon in Vegas (1992), The Program (1993) and Flesh and Bone (1993). Mr. Caan made his directorial debut in 1981 with the film Hide in Plain Sight (1981), which won him accolades from every known film critic.

Over recent years, Mr. Caan has influenced a new generation of fans. He has consistently created intriguing characters in such films as The Yards (2000), The Way of the Gun (2000) and City of Ghosts (2002). In 2003, Mr. Caan starred alongside Nicole Kidman in Lars von Trier’s provocative tale Dogville and later caught the attention of both child and adult audiences starring alongside Will Ferrell in the now holiday classic, Elf. For many years, Mr. Caan was also seen as the casino security chief in the television series Las Vegas.

In some of his latest projects, Mr. Caan lent his voice for the animated film Cloudy with a Chance of Meatballs and starred in features New York, I Love You and Mercy, written by and costarring his son Scott. He will be seen in the upcoming film Middle Men and is currently starring alongside Keanu Reeves in Henry’s Crime.
As one of the industry’s most renowned actor’s, Mr. Caan is also a veteran, having starred in well over 80 films. He is widely known and celebrated in the entertainment community by industry workers of all ages and professions. As Chairman of the Openfilm Advisory Board, Mr. Caan will oversee and collaborate with other Advisory Board members, help recruit additional celebrity talent when needed, offer his wisdom to the Openfilm community as he evaluates submissions, serve as a judge for online competitions and interact with emerging talent and Openfilm members.

Robert Duvall – Advisory Board Member

Renowned actor, director and producer Robert Duvall joined Openfilm as a member of the Advisory Board. Mr. Duvall will evaluate film submissions, serve as a judge for Openfilm’s online contests and interact with emerging talent and Openfilm members.

Mr. Duvall is a celebrated force in the film industry, having won an Academy Award, two Emmy Awards and four Golden Globe Awards among many others for his performances throughout his career. He began acting in theater and in small and supporting television roles before garnering recognition in the TV series MASH (1970) and George Lucas’ film THX 1138 (1971). Shortly after, Mr. Duvall starred in The Rain People (1969), The Godfather (1972), and The Godfather Part II (1974) all with Openfilm Advisory Board Chairman James Caan, as well as Network (1976), The Great Santini (1979) and True Confessions (1981).

In the 1979 film Apocalypse Now (1979), Mr. Duvall received accolades for his performance as “Lt. Col. Kingore”. He earned his second Academy Award nomination for the role and was named by the Guinness Book of World Records as the most versatile actor in the world. In 1983, Mr. Duvall won an Oscar for his role in Tender Mercies.
Mr. Duvall has appeared in many productions over the past several decades including The Natural (1984), Colors (1988), Lonesome Dove (1989), Stalin (1992), The Man Who Captured Eichmann (1996), The Apostle (1997), A Civil Action (1998), Gods and Generals (2003) and Broken Trail (2006). Mr. Duvall has directed several pictures, such as the documentary We're Not the Jet Set (1977), Angelo My Love (1983) and Assassination Tango (2002). He received his third Best Actor nomination and fifth Oscar nomination for his role in The Apostle (1997), which he wrote, directed and produced.

Most recently, Mr. Duvall has been seen in many films such as Lucky You (2007), We Own the Night (2007), Four Christmases (2008), The Road (2009) and Crazy Heart (2009), which he also produced.

Mark Rydell – Advisory Board Member

Director, producer and actor Mark Rydell has joined Openfilm as a member of the Advisory Board. Mr. Rydell will evaluate film submissions, serve as a judge for Openfilm’s online contests and interact with Openfilm members. With over 40 years of experience in the entertainment industry, Mr. Rydell has seen filmmaking progress through technology advances and believes Openfilm will help new emerging talent get recognized, discovered and financed in ways never before possible.

Mr. Rydell began his career as an actor and became known for his roles in television shows including The Edge of Night and As the World Turns. He later received critical acclaim for his role as the violent Jewish mob kingpin, Marty Augustine, in The Long Goodbye (1973).

Mr. Rydell has directed numerous actors who received coveted nominations and awards in many of his films. His directing credits include The Reivers (1969), The Cowboys (1972), Cinderella Liberty (1973), The Rose (1979), On Golden Pond (1981), for which he received an Oscar nomination for Best Director, The River (1984), For the Boys (1991) and Intersection (1994). Most recently, he directed the 2006 film Even Money. Mr. Rydell also directed the TV bio-pic James Dean (2001), in which he played head of Warner Studios Jack Warner.

In addition to his work with Openfilm, Mr. Rydell is dedicated to educating aspiring artists. He has worked for many decades at The Actors Studio, a non-profit theatre workshop for professional actors, directors and writers, and currently serves as the Artistic Director and Executive Director in West Hollywood. In 2009, Mr. Rydell, actor Martin Landau and screenwriter/playwright Lyle Kessler teamed up to produce a unique two-day event covering the disciplines of acting, directing and writing called “The Total Picture Seminar". With his help, we will be able to assemble similar seminars and classes online.

Scott Caan – Advisory Board Member

Actor, writer and director Scott Caan serves as a member of the Advisory Board of Openfilm. The son of actor and director James Caan, he grew up around actors and other industry professionals and benefited from having an insider’s look at what it takes to be successful in the film world. He is committed to sharing his knowledge with a new crop of talent. In this role, Mr. Caan will evaluate film submissions, provide insight and work with the rest of the Advisory Board members to help jump-start the careers of aspiring filmmakers.

Mr. Caan began acting in the 1990s and has appeared in numerous independent and studio films. After studying acting at the Playhouse West in Los Angeles, Mr. Caan quickly gained recognition for his roles in such films as Enemy of the State (1998) and Varsity Blues (1999). Mr. Caan subsequently appeared in the films Ready To Rumble (2000), American Outlaws (2001) and Into the Blue (2005), as well as the box office successes Ocean's Eleven, Ocean's Twelve, and Ocean's Thirteen.

Mr. Caan began creating his own material, making his screenwriting and directorial debut in 2003 with the film Dallas 362, which won the Critics Award at the 2003 CineVegas International Film Festival. He also wrote and directed the 2006 comedy The Dog Problem, in which he plays one of the supporting characters.

Most recently, Mr. Caan has been seen as a Hollywood talent manager on the HBO series Entourage and starred in the film Mercy, which he wrote and produced. His book of photography, Scott Caan Photography Vol.1, was published in 2009.

Item 6.  Executive Compensation.

The following table sets forth all compensation awarded, earned or paid by us for services rendered in all capacities to us for the fiscal year ended March 31, 2010 to our Chief Executive Officer and President and our other executive officers who earn more than $100,000 annually in salary and bonus or are otherwise considered significant employees. We refer to these individuals as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)

Mike Zoi,	2010	$-	$-	$-	$-	$-	$-
Chief Executive Officer	2009	$59,391	$-	$-	$-	$-	$59,391
Jonathan New,	2010	$91,000	$19,500	$$60,000	$-	$-	$170,500
Chief Financial Officer	2009	$140,000	$20,426	$-	$21,296	$-	$181,722
Curtis Wolfe, Executive Vice President,	2010	$-	$-	$-	$-	$2,500	$2,500
General Counsel (Resigned 09/30/08)	2009	$-	$-	$-	$10,000	$60,500	$70,500

Mike Zoi became Chief Executive Officer on December 17, 2008 effective with his purchase of member interests in Splinex, LLC.  For fiscal 2010 and 2009, Mr. Zoi was entitled to receive a salary of $350,000, the majority of which has been deferred at Mr. Zoi’s election. Mr. Zoi’s salary deferral is payable on demand and does not accrue interest.

Jonathan New joined us on March 10, 2008.  Up until May 15, 2009, Mr. New’s base salary was $140,000 with a $30,000 bonus payable quarterly for meeting agreed upon objectives.  On May 15, 2009, Mr. New’s base salary was reduced from $140,000 to 91,000 and his bonus was reduced from $30,000 to $19,500 annually. To partially offset the reduction in salary, the Company provided Mr. New with 25,000 shares of fully vested common stock in lieu of his March 31, 2009 cash bonus and 200,000 shares of common stock which vest monthly from April 1, 2009 to September 30, 2009.  Additionally, Mr. New was granted 250,000 shares of fully vested common stock at March 31, 2010.  A compensation charge of $60,000 was recorded during fiscal 2010 for the 475,000 shares granted during the fiscal year reflecting the then current market value per share on the first trading day after the dates of grant as detailed below:

Date	Number of Shares	Compensation Expense	Market Value Per Share
06/03/09	25,000	$2,500	$0.10
09/30/09	200,000	$20,000	$0.10
03/31/10	250,000	$37,500	$0.15

Mr. New also participates in the Company’s equity incentive compensation plan.

Curtis Wolfe serves as Secretary and a Director of the Company.  Mr. Wolfe served as Executive Vice President and General Counsel of the Company from December 17, 2007 to September 30, 2008. For fiscal 2009, Mr. Wolfe received an aggregate of $60,500 for legal services provided to the Company and this amount was expensed to legal fees in the combined statement of operations. For fiscal 2010, Mr. Wolfe received $2,500 for legal services provided to the Company and this amount was expensed to legal fees in the consolidated statement of operations.  Mr. Wolfe also participates in the Company’s equity incentive compensation plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Stuart Murdoch	100,000	-	-	$0.25	February 7, 2013
Curtis Wolfe	100,000	-	-	$0.25	July 8, 2015
Jonathan New	550,926	449,074	449,074	$0.25	July 8, 2015

On August 13, 2008, the Board of Directors approved (i) the issuance of fully vested options to purchase 100,000 shares of common stock to Curtis Wolfe for his services as a board member and (ii) the issuance of options to purchase 1,000,000 shares of common stock to Jonathan New for his services as Chief Financial Officer. Mr. New’s stock options will vest ratably over three years. Both sets of options will have a term of 7 years from date of grant and a strike price of $0.25 per share.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,200,000	$0.25	3,975,000

2010 DIRECTOR COMPENSATION

No compensation was granted to board members of Net Element during fiscal 2010 for their services as members of the board of directors.

Employment Agreements

None.  See Executive Compensation above.

Openfilm Compensation Information

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)(1)

Dmitry Kozko Chief Executive Officer	2009	$60,000	$-	$-	$-	$13,980	$73,980

(1)
Dmitry Kozko is the co-founder and Chief Executive Officer (as of 2009) of Openfilm and receives an annual salary of $60,000, health and life insurance benefits available to employees generally, and a car allowance of $1,165 per month. Mr. Kozko also receives consulting fees from Enerfund unrelated to services provided to Openfilm.

Item 7.  Certain Relationships and Related Transactions, and Director Independence.

On December 17, 2007, (1) certain holders, who had received shares in the Company as distributions from Splinex LLC, transferred their ownership of 35,162,334 shares of common stock of the Company to Splinex LLC for nominal consideration, and (2) Bzinfin, S.A., a British Virgin Islands limited corporation that is indirectly owned by an affiliate of Ener1 Group, Inc., a Florida company of which Mike Zoi is a shareholder and director and which is the majority shareholder of Ener1, Inc., and Ener1 Group assigned debt obligations of the Company to Splinex LLC in the amount of $2,805,207 and $845,864, respectively. Under a Purchase Agreement dated December 17, 2007, TGR Capital, LLC (which changed its name to Enerfund, LLC in September 2008), a Florida limited liability company (“Enerfund”), which is wholly-owned by Mike Zoi, acquired all of the membership interests in Splinex LLC, thereby giving Enerfund control of Splinex LLC.

Under an Exchange Agreement dated December 18, 2007, the Company agreed to issue 113,500,000 newly issued shares of the Company to Splinex LLC of which 8,500,000 shares were issued to Bzinfin and 2,125,000 were issued to a former affiliate of Splinex, LLC. Splinex LLC owned 98,157,334 shares of the Company as of December 17, 2007 and an aggregate of 201,032,334 shares after the completion of the Exchange Agreement on December 18, 2007. The Company had 100,757,769 shares outstanding at December 17, 2007 and 214,257,769 shares outstanding after the completion of the Exchange Agreement. In June 2008, Splinex, LLC changed its name to TGR Energy, LLC (“TGR”).

On August 7, 2008, the Company and TGR, which held 94% of the Company’s outstanding common stock, entered into the Subscription Agreement described above pursuant to which TGR has agreed to provide funding of up to $2,000,000 (the “Investment Amount”) in exchange for up to 100,000,000 shares of the Company’s common stock and warrants to purchase up to 50,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share. Pursuant to the Subscription Agreement, TGR will fund the Investment Amount as required in the Company’s operational budget. TGR’s obligation to fund the Investment Amount will be reduced by any future third party funding or investments in the Company on terms no less favorable than those contained in the Subscription Agreement. On January 12, 2010, TGR agreed to increase the Investment Amount from $2,000,000 to $4,000,000 in exchange for up to an additional 100,000,000 shares of the Company’s common stock and warrants to purchase up to 50,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share for a period of five years from date of issuance.

For the fiscal year ended March 31, 2009, TGR was issued an aggregate of 82,725,335 shares of common stock of the Company and fully vested warrants to purchase 41,362,168 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement.  These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $1,654,507 of which $1,017,097 was cash and $637,410 related to refinancing of previously outstanding notes payable to a related party.  A compensation charge of $8,827,218 was recorded for the fiscal year ended March 31, 2009. This amount is calculated as the difference between the market price of our common stock at the end of each quarter in which shares were issued and the subscription price of the common shares ($0.02) multiplied by the number of shares issued, plus the Black-Scholes valuation of the warrants issued as calculated at the end of each quarter.

For the fiscal year ended March 31, 2010, TGR was issued an aggregate of 16,186,515 shares of common stock of the Company and fully vested warrants to purchase 8,093,757 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement.  These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $323,730.  A compensation charge of $4,717,677 was recorded for the fiscal year ended March 31, 2009. This amount is calculated as the difference between the market price of our common stock at the end of each quarter in which shares were issued and the subscription price of the common shares ($0.02) multiplied by the number of shares issued, plus the Black-Scholes valuation of the warrants issued as calculated at the end of each quarter.

For the quarter ended June 30, 2010, TGR was issued 10,037,315 shares of common stock of the Company and fully vested warrants to purchase 5,019,157 shares of common stock of the Company for $0.05 per share in exchange for funding of $200,746 provided during the quarter under the terms of the Subscription Agreement. A compensation charge of $1,154,336 was recorded for the quarter ended June 30, 2010 as an officer of the Company is also a principal of TGR and the securities issued were below market value as of the issue date.

For the quarter ended September 30, 2010, TGR was issued 2,240,450 shares of common stock of the Company and fully vested warrants to purchase 1,120,225 shares of common stock of the Company for $0.05 per share in exchange for funding of $44,809 provided during the quarter under the terms of the Subscription Agreement. A compensation charge of $22,404 was recorded for the quarter ended September 30, 2010 as an officer of the Company is also a principal of TGR and the securities issued were below market value as of the issue date.

As part of our strategy to develop an online media company, on December 14, 2010, we entered into a purchase agreement with the members of Openfilm.  Mike Zoi, our President, through his control of Enerfund, LLC and MZ Capital, LLC, both Florida limited liability companies, held approximately 70% of Openfilm’s outstanding membership interests prior to the acquisition by the Company. Pursuant to the Openfilm Purchase Agreement, the Company acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of common stock of the Company to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund (a company controlled by Mike Zoi), 29,062,500 shares were issued to MZ Capital, LLC (a company controlled by Mike Zoi), 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm, and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm. Upon completion of the acquisition transaction on December 14, 2010, Openfilm became a wholly-owned subsidiary of the Company. Up until the date of acquisition, Openfilm operations were funded primarily by entities controlled by our President Mike Zoi. As of the date of acquisition of Openfilm by the Company, Openfilm operations will be funded pursuant to the Subscription Agreement with TGR.

Director Independence

Currently, there is no one serving on the board or any committee thereof who is a “financial expert” or “independent” under the Commission’s standards (Rule 10A-3 of the Exchange Act) as the Company’s limited financial resources are not adequate to attract and retain qualified candidates. For more information regarding the Board and committees thereof, see “Item 5. Directors and Executive Officers.”

Board meetings and committees; annual meeting attendance

During fiscal 2010, the board held seven meetings by telephonic conference or unanimous written consent in lieu of a meeting. During fiscal 2010, Stuart Murdoch attended less then 75% of the telephonic board meetings and resigned from the Board in September 2010.

The Company does not have a formal policy regarding attendance by directors at annual meetings of security holders. However, if any board members do attend the annual meeting of security holders, their expenses will be reimbursed.

Item 8.  Legal Proceedings.

From time to time, we may be involved in litigation relating to claims arising in the normal course of operations. We are not currently a party to any material legal proceedings as of the date hereof.

Item 9.  Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

There currently is no established public trading market for our common stock. The number of shareholders of record of our common stock at December 7, 2010 was 206. The number of shareholders of record does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries. The principal markets for our stock were the Over The Counter Bulletin Board (OTCBB) and Pink Sheets LLC. On December 7, 2010, the price of our common stock last traded at $0.01 per share on the OTCBB.

The following table sets forth the high and low prices for our common stock for the quarterly periods indicated as reported by the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Fiscal Year	Quarter Ended	High	Low

2009	June 30, 2008	$0.12	$0.12
	September 30, 2008	$0.13	$0.13
	December 31, 2008	$0.07	$0.07
	March 31, 2009	$0.30	$0.07
2010	June 30, 2009	$0.22	$0.22
	September 30, 2009	$0.23	$0.23
	December 31, 2009	$0.15	$0.15
	March 31, 2010	$0.15	$0.15
2011	June 30, 2010	$0.15	$0.09
	September 30, 2010	$0.09	$0.01

We have not paid any cash dividends during the last two fiscal years and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

There was no public market for Openfilm membership interests since its inception.

Plan Shares Outstanding

The following table sets forth information as of March 31, 2010 with respect to the Company’s 2004 Stock Option Plan, approved by our security holders. The 2004 Stock Option Plan authorizes the issuance of a maximum of 10,000,000 shares underlying options. The Company previously granted options to purchase a total of 4,825,000 shares of common stock, of which options to purchase 4,737,500 shares of common stock expired unexercised.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders.	1,200,000	$0.25	3,975,000

Form 8-K Item 3.02, Unregistered Sales of Equity Securities.

Item 10.  Recent Sales of Unregistered Securities.

On August 7, 2008, our Board of Directors approved a Subscription Agreement dated August 7, 2008 (the “Subscription Agreement”) with TGR, wherein TGR committed to invest up to $2,000,000 (the “Investment Amount”) in exchange for up to 100,000,000 shares of the Company's common stock for $0.02 per share. In addition, we granted TGR warrants to purchase up to 50,000,000 shares of common stock for $0.05 per share. These warrants may be exercised within five years from the date of grant. The shares and warrants are issuable under the Subscription Agreement upon the funding from time to time by TGR. The valuation date to determine the appropriate compensation charge is the last day of the quarter then ended. The Subscription Agreement was amended on January 12, 2010 to increase the Investment Amount by an additional $2,000,000 to $4,000,000 in exchange for up to an additional 100,000,000 shares of common stock and 50,000,000 warrants to purchase common stock for $0.05 per share for a period of 5 years from date of issuance.

For the fiscal year ended March 31, 2009, TGR was issued an aggregate of 82,725,335 shares of common stock of the Company and fully vested warrants to purchase 41,362,168 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement. These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $1,654,507 of which $1,017,097 was cash and $637,410 related to refinancing of previously outstanding notes payable.

For the fiscal year ended March 31, 2010, TGR was issued an aggregate of 16,186,515 shares of common stock of the Company and fully vested warrants to purchase 8,093,757 shares of common stock of the Company at an exercise price of $0.05 per share pursuant to the terms of the Subscription Agreement. These issuances were in exchange for financings under the Subscription Agreement in the aggregate amount of $323,730.

For the quarter ended June 30, 2010, TGR was issued 10,037,315 shares of common stock of the Company and fully vested warrants to purchase 5,019,157 shares of common stock of the Company for $0.05 per share in exchange for funding of $200,746 provided during the quarter under the terms of the Subscription Agreement.

For the quarter ended September 30, 2010, TGR was issued 2,240,450 shares of common stock of the Company and fully vested warrants to purchase 1,120,225 shares of common stock of the Company for $0.05 per share in exchange for funding of $44,809 provided during the quarter under the terms of the Subscription Agreement.

Through May 15, 2009, Mr. New’s base salary was $140,000 with a $30,000 bonus payable quarterly for meeting agreed upon objectives.  On May 15, 2009, Mr. New’s base salary was reduced from $140,000 to $91,000 and his bonus was reduced from $30,000 to $19,500 annually. To partially offset the reduction in salary, the Company provided Mr. New with 25,000 shares of fully vested common stock in lieu of his March 31, 2009 cash bonus and 200,000 shares of common stock which vested monthly from April 1, 2009 to September 30, 2009.  On March 31, 2010, Mr. New was granted 250,000 fully vested shares of the Company’s common stock and a compensation charge of $37,500 was recorded based on the fair value of the stock issued on the date of grant.

Other employees (other than officers and directors) receiving salary reductions were granted a total of 50,000 shares of common stock which vested monthly between April 1, 2009 and September 30, 2009.

Pursuant to a Stock Purchase Agreement dated November 23, 2009, TGR agreed to sell to Dune Capital Group ("Dune") an aggregate of 5,000,000 shares of common stock of the Company held by TGR for a purchase price of $0.10 per share or an aggregate of $500,000. The purchase price is required to be paid on or before April 1, 2010. Dune paid $300,000 on November 23, 2009. In order to ensure compliance with obligations under Section 16 of the Securities Exchange Act of 1934, prior to the issuance of shares to Dune by TGR, TGR assigned this Purchase Agreement to the Company. Accordingly, the Company received $300,000 pursuant to this agreement and issued an aggregate of 3,000,000 shares of common stock of the Company to Dune on January 12, 2010.  On April 28, 2010, the Company agreed to terminate the Stock Purchase Agreement with Dune and rescind the prior issuance of common stock. The Company refunded $300,000 to Dune in exchange for return of the 3,000,000 shares of common stock previously issued.  For more information relating to the repurchase of Dune shares, see Note 13 – Subsequent Events, of the Notes to Consolidated Financial Statements, which information is incorporated herein by reference.

On November 1, 2008, the Company entered into a Letter Agreement with Olympus Securities LLC (the “Agreement”). Under the Agreement, Olympus was appointed the Company’s exclusive financial advisor and investment banker (collectively, the “Services”) for a period of seven (7) months. After expiration of this initial term, the Agreement is to automatically continue on a month-to-month basis, with each party having the right to terminate on thirty (30) days notice. The Agreement included a fee of one thousand dollars ($1,000) per month in return for the Services, except for the first month, where, instead of the monthly fee, the Company granted five (5) year warrants to Olympus to purchase one million (1,000,000) shares of the Company's common stock at ten cents ($.10) per share. The warrants were valued at $149,999 and were to be amortized over the seven-month term of the Agreement. The Agreement contains other provisions relating to payments of cash, stock and warrants in connection with any future financing or investment transaction completed through Olympus. The Company has not yet paid a cash fee or provided the abovementioned warrants to Olympus due to the failure by Olympus to provide meaningful investment banking services until world financial markets stabilized and, more recently, due to the unwind of the TOT-SIBBNS joint venture.  The Company has amortized the warrant charge of $149,999 during fiscal 2010 and accrued this amount in the financial statements.

At March 31, 2010, the Company had options to purchase 1,200,000 shares of common stock outstanding under its stock option plan, of which options to purchase 750,926 shares of common stock are vested, with an exercise price of $0.25 per share and with a remaining weighted average contractual term of 4.95 years.

The Company also had warrants to purchase 49,455,925 shares of common stock outstanding at March 31, 2010 with a strike price of $0.05 per share and a remaining contractual term of 3.55 years pursuant to the Subscription Agreement.

The Company entered into a Sponsorship Agreement with American Speed Factory dated April 22, 2009, whereby the Company would receive certain marketing and promotional services and sponsorship rights to display the Company’s logo in connection with the 2009 Ferrari Challenge racing season in exchange for the issuance of 500,000 shares of restricted stock of the Company.

Pursuant to the Openfilm Purchase Agreement, on December 14, 2010, the Company acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of common stock of the Company to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund (a company controlled by Mike Zoi), 29,062,500 shares were issued to MZ Capital, LLC (a company controlled by Mike Zoi), 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm, and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm.

On December 14, 2010, the Company issued 1,000,000 shares of common stock to Curtis Wolfe in exchange for legal services provided on behalf of the Company.

We believe that each of the foregoing securities transactions were exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, by virtue of Section 4(2) of the Securities Act which exempts transactions by an issuer not involving any public offering.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

See information relating to issuances to an affiliate pursuant to the Subscription Agreement, the rescission of the purchase of common stock by Dune Capital, and the exchange of membership interests for shares of common stock of the Company in connection with the Openfilm acquisition, as described under “Item 10. Recent Sales of Unregistered Securities.”

Item 11.  Description of Registrant's Securities to be Registered.

The Company has only one class of common stock, and such common stock has $0.001 par value.  Any holder of such common stock has no dividend rights or preemptive right to acquire unissued shares or securities convertible into such shares (or carrying a right to subscribe to or acquire shares).

There is no provision in the Company’s By-Laws or its charter that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to an extraordinary corporate transaction involving the Company.

Item 12. Indemnification of Directors and Officers.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.  The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

The Company’s Certificate of Incorporation and bylaws provide that it shall indemnify each of our officers and directors to the fullest extent permitted by Section 145, including the advancement of expenses.

The Company’s Bylaws provides that the Company shall have the power to indemnify (including reasonable expenses) any director, officer, employee or agent of the Company and that such person shall not be liable for monetary damages in any proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reason or cause to believe his or her conduct was unlawful. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit; or

(c) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted with respect to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13.  Financial Statements and Supplementary Data.

See “Item 15. Financial Statements and Exhibits.”

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

NONE

Item 15. Financial Statements and Exhibits (Form 8-K Item 9.01 Financial Statements and Exhibits).

(a)
Financial Statements.  The Net Element financial statements and the accompanying notes thereto are incorporated herein by reference from the SEC filings designated below. The Openfilm financial statements appear immediately after the signature page to this report and are incorporated herein by reference.

NET ELEMENT FINANCIAL STATEMENTS:

Unaudited Condensed Consolidated Balance Sheets – as of September 30, 2010 and March 31, 2010 – incorporated by reference to the Quarterly Report on Form 10-Q filed with the Commission on November 15, 2010.

Unaudited Condensed Consolidated Statements Of Operations – for the three and six months ended September 30, 2010 And 2009 – incorporated by reference to the Quarterly Report on Form 10-Q filed with the Commission on November 15, 2010.

Audited Consolidated Balance Sheets – as of March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Operations – for the twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Changes in Stockholders’ Deficiency in Assets for the Twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Cash Flows for the Twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

OPENFILM FINANCIAL STATEMENTS:

Unaudited Condensed Consolidated Balance Sheets – as of September 30, 2010 and 2009

Unaudited Condensed Consolidated Statements of Operations – for the three and nine months ended September 30, 2010 and 2009

Unaudited Condensed Consolidated Statements of Members’ Equity – for the nine months ended September 30, 2010 and December 31, 2009

Unaudited Condensed Consolidated Statements of Cash Flows – for the nine months ended September 30, 2010 and December 31, 2009

Audited Consolidated Balance Sheets as of December 31, 2009 and 2008

Audited Consolidated Statements of Operations – for the twelve months ended December 31, 2009 and 2008

Audited Consolidated Statements of Members’ Equity – for the years ended December 31, 2009 and 2008

Audited Consolidated Statements of Cash Flows – for the twelve months ended December 31, 2009 and 2008

(b)    Exhibits.

Exhibit Number	Description

2.1
Agreement and Plan of Merger among Ener1 Acquisition Corp., Registrant and Ener1, Inc., dated as of June 9, 2004, incorporated herein by reference to Exhibit 2.1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

2.2
First Amendment to Agreement and Plan of Merger among Ener1 Acquisition Corp., Registrant and Ener1, Inc., dated as of October 13, 2004, incorporated herein by reference to Exhibit 2.2 to Amendment No, 1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on October 15, 2004 (Registration No. 333-116817)

2.3
Second Amendment to Agreement and Plan of Merger among Ener1 Acquisition Corp., Splinex and Ener1, Inc., dated as of December 23, 2004, incorporated herein by reference to Exhibit 2.3 to Amendment No. 3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 27, 2004 (Registration No. 333-116817)

3.1
Certificate of Incorporation of Splinex, incorporated herein by reference to Exhibit 3.1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

3.2
Certificate of Merger of Splinex, incorporated herein by reference to Exhibit 3.2 to Amendment No. 3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 27, 2004 (Registration No. 333-116817)

3.3	Bylaws of Splinex, incorporated herein by reference to Exhibit 3.3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

3.4	Certificate of Amendment of Articles of Incorporation, incorporated herein by reference to Appendix A to Schedule 14C filed with the Commission on February 11, 2009.

10.1
Bridge Loan Agreement between Registrant and Ener1 Group, Inc. dated November 2, 2004 incorporated herein by reference to Exhibit 10.13 to Amendment No. 2 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 3, 2004 (Registration No. 333-116817)

10.2
Amendment to Bridge Loan Agreement between Registrant and Ener1 Group, Inc. dated November 17, 2004 incorporated herein by reference to Exhibit 10.14 to Amendment No. 2 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 3, 2004 (Registration No. 333-116817)

10.3
Employment Agreement between Christian Schormann and Splinex dated January 12, 2005, incorporated herein by reference to Exhibit 10.15 of the Current Report on Form 8-K filed with the Commission on January 25, 2005.

10.4
Revolving Debt Funding Commitment Agreement between Bzinfin, S.A. and Registrant, dated as of June 9, 2004, incorporated herein by reference to Exhibit 10.1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.5
2004 Stock Option Plan of Registrant, incorporated herein by reference to Exhibit 10.2 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.6
Form of Stock Option Agreement of Registrant, incorporated herein by reference to Exhibit 10.3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.7
Sublease Agreement between Ener1 Group, Inc. and Splinex, LLC, dated as of November 1, 2003, assigned to Registrant as of April 1, 2004, incorporated herein by reference to Exhibit 10.4 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.8
Contribution Agreement between Splinex, LLC and Registrant, dated as of April 1, 2004, incorporated herein by reference to Exhibit 10.5 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.9
Assignment and Assumption of Employment Agreements between Splinex, LLC and Registrant, dated as of April 1, 2004, incorporated herein by reference to Exhibit 10.6 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.10
Global Bill of Sale and Assignment and Assumption Agreement between Splinex, LLC and Registrant, dated as of April 1, 2004, incorporated herein by reference to Exhibit 10.7 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.11
Employment letter between Gerard Herlihy and Registrant, dated May 20, 2004, incorporated herein by reference to Exhibit 10.8 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.12
Consulting Agreement between Dr. Peter Novak and Registrant, dated January 1, 2004, incorporated herein by reference to Exhibit 10.9 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.13
Form of Employee Innovations and Proprietary Rights Assignment Agreement, incorporated herein by reference to Exhibit 10.10 to Splinex’s Registration Statement on Form S-1 filed with the Commission on June 24, 2004 (Registration No. 333-116817)

10.14
Form of Indemnification Agreement, incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to Splinex’s Registration Statement on Form S-1 filed with the Commission on December 27, 2004 (Registration No. 333-116817)

10.15
Employment Agreement between Michael Stojda and Registrant, dated September 1, 2004, incorporated herein by reference to Exhibit 10.12 to Amendment No. 1 to Splinex’s Registration Statement on Form S-1 filed with the Commission on October 15, 2004 (Registration No. 333-116817)

10.16
Reseller Agreement between Waterloo Maple Inc. and the Company dated May 27, 2005., incorporated herein by reference to Exhibit 10.1 to Splinex’s Current Report on Form 8-K, filed with the Commission on June 3, 2005

10.17
Severance Agreement dated November 21, 2005 by and between Splinex and Michael Stojda, incorporated by reference to Exhibit 10.1 to Splinex’s Current Report on Form 8-K, filed with the Commission on November 21, 2005

10.18
Termination Agreement dated October 17, 2005 by and between Splinex and Christian Schormann, incorporated by reference to Exhibit 10.2 to Splinex’s Current Report on Form 8-K, filed with the Commission on November 21, 2005

10.19
First Amendment to Splinex Technology, Inc. 2004 Stock Option Plan, incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the year ended March 31, 2009, filed with the Commission on June 30, 2009

10.20
Joint Venture Agreement dated July 16, 2008 by and between the Company and Evgeni Bogarad, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed with the Commission on July 23, 2008

10.21
Notarial Deed dated July 17, 2008 by and between the Company and Korlea Invest Holding AG, incorporated by reference to Exhibit 10.20 to the Quarterly Report on Form 10-Q, filed with the Commission on November 18, 2008

10.22
Subscription Agreement dated August 7, 2008 by and between the Company and TGR Energy, LLC, incorporated by reference to Exhibit 10.20 to the Quarterly Report on Form 10-Q, filed with the Commission on November 18, 2008

10.23
Amendment to the Subscription Agreement between TGR Energy, LLC and the Company dated January 12, 2010, incorporated by reference to Exhibit 10.20 to the Quarterly Report on Form 10-Q filed with the Commission on February 16, 2010

10.24
Assignment between TGR Energy, LLC and the Company dated January 12, 2010, incorporated by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q filed with the Commission on February 16, 2010, incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K, filed with the Commission on July 13, 2010.

10.25
Joint Venture Dissolution Agreement dated March 31, 2010 between the Company and Sibburnefteservis, LTD., TOT-SIBBNS, LTD and Evgeni Bogorad, incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K, filed with the Commission on July 13, 2010.

10.26
Stock Repurchase Agreement dated April 28, 2010 between the Company, TGR Energy, LLC and Dune Capital Group LLC, incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K, filed with the Commission on July 13, 2010.

10.27*	Membership Interest Purchase Agreement dated December 14, 2010 by and among the Company, Openfilm, LLC and the members of Openfilm.

10.28*	Technology Transfer and License Agreement dated December 14, 2010 between NetLab Systems, LLC and Opernfilm, LLC.

14	Code of Ethics, incorporated by reference to Exhibit 10.2 to Splinex’s Annual Report on Form 10-K for the year ended March 31, 2005, filed with the Commission on June 30, 2005

21.1*	List of Subsidiaries

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Net Element, Inc.

Date: December 15, 2010	By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

FINANCIAL STATEMENT INDEX

Page
No.

NET ELEMENT FINANCIAL STATEMENTS:

Unaudited Condensed Consolidated Balance Sheets – as of September 30, 2010 and March 31, 2010 – incorporated by reference to the Quarterly Report on Form 10-Q filed with the Commission on November 15, 2010.

Unaudited Condensed Consolidated Statements Of Operations – for the three and six months ended September 30, 2010 And 2009 – incorporated by reference to the Quarterly Report on Form 10-Q filed with the Commission on November 15, 2010.

Audited Consolidated Balance Sheets – as of March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Operations – for the twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Changes in Stockholders’ Deficiency in Assets for the Twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

Audited Consolidated Statements of Cash Flows for the Twelve Months Ended March 31, 2010 and 2009 – incorporated by reference to the Annual Report on Form 10-K filed with the Commission on July 13, 2010.

OPENFILM FINANCIAL STATEMENTS:

Unaudited Condensed Consolidated Financial Statements:

Unaudited Condensed Consolidated Balance Sheets	F-4

Unaudited Condensed Consolidated Statements of Operations	F-5

Unaudited Condensed Consolidated Statements of Members’ Equity	F-6

Unaudited Condensed Consolidated Statements of Cash Flows	F-7

Notes to Unaudited Condensed Consolidated Financial Statements	F-8 -12

Openfilm, LLC

Unaudited Condensed Consolidated
Financial Statements

September 30, 2010

Table of Contents

Unaudited Condensed Consolidated Financial Statements:

Unaudited Condensed Consolidated Balance Sheets	F-4

Unaudited Condensed Consolidated Statements of Operations	F-5

Unaudited Condensed Consolidated Statements of Members’ Equity	F-6

Unaudited Condensed Consolidated Statements of Cash Flows	F-7

Notes to Unaudited Condensed Consolidated Financial Statements	F-8 -12

Openfilm, LLC
Unaudited Condensed Consolidated Balance Sheets
September 30, 2010 And December 31, 2009

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$6,255	$9,646
Accounts receivable	20,930	-
Total current assets	27,185	9,646

Fixed assets:
Computers and Equipment	69,815	68,880
Furniture and fixtures	25,186	25,186
Less: accumulated depreciation	(87,383)	(68,102)
Total fixed assets	7,618	25,964

Other assets:
Deposits	20,300	20,000
Capitalized web development	-	46,852
Total other assets	20,300	66,852

Total assets	$55,103	$102,462

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable	$55,942	$74,234
Accrued expenses	289,297	33,585
Notes and accounts payable to related parties	1,014,716	106,300
Note payable	150,000	250,000
Total current liabilities	1,509,955	464,119

Commitments and Contingencies

Members' equity
Common members' equity	(3,289,622)	(2,196,791)
Deferred compensation	(16,130)	(15,766)
Series A preferred members' equity	1,850,900	1,850,900
Total members' equity	(1,454,852)	(361,657)

Total liabilities and members' equity	$55,103	$102,462

See accompanying notes to financial statements.

Openfilm, LLC
Unaudited Condensed Consolidated Statements of Operations
For The Three And Nine Months Ended September 30, 2010 And 2009

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenue, net	$11,396	$198	$35,188	$3,076

Cost of revenue	162,387	155,108	429,476	464,622

Gross margin	(150,991)	(154,910)	(394,288)	(461,546)

Operating expenses:
General and administrative	458,241	73,615	722,461	252,798
Total operating expenses	458,241	73,615	722,461	252,798

Loss from operations	(609,232)	(228,525)	(1,116,749)	(714,344)

Other income:
Other income	3,647	-	7,918	30
Gain on Sale of Assets	-	-	-	2,175
Total other income	3,647	-	7,918	2,205

Net loss	$(605,585)	$(228,525)	$(1,108,831)	$(712,139)

See accompanying notes to financial statements.

Openfilm, LLC
Unaudited Condensed Consolidated Statements Of Members' Equity
For The Nine Months Ended September 30, 2010 And December 31, 2009

	Series A Preferred
	Members' Equity		Common Members' Equity
					Deferred	Total
	# of Units	Amount	# of Units	Amount	Comp	Members' Equity

Balance at December 31, 2009	1,000,000	$1,850,900	106,378,947	$(2,196,791)	$(15,766)	$(361,657)
Issuance of Common Units for Compensation			800,000	16,000	(16,000)	-
Amortization of Deferred Compensation	-	-	-	-	15,636	15,636
Net Loss	-	-	-	(1,108,831)	-	(1,108,831)

Balance at September 30, 2010	1,000,000	$1,850,900	107,178,947	$(3,289,622)	$(16,130)	$(1,454,852)

See accompanying notes to the consolidated financial statements.

Openfilm, LLC
Unaudited Condensed Consolidated Statements Of Cash Flows
For The Nine Months Ended September 30, 2010 And December 31, 2009

	September 30,	December 31,
	2010	2009

Cash flows from operating activities:
Net loss	$(1,108,831)	$(965,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	66,133	135,267
Gain on sale of equipment	-	(2,175)
Share based compensation	15,636	7,984
Change in operating assets and liabilities:
Deposits	(300)	-
Account receivable	(20,930)	-
Accounts payable	(18,293)	73,313
Accrued expenses	255,713	(6,643)
Total adjustments	297,959	207,746

Net cash used in operating activities	(810,872)	(758,039)

Cash flows from investing activities:
Purchase of equipment	(935)	(6,993)
Capitalized website development costs	-	-
Proceeds from sale of equipment	-	12,000
Net cash (used in) provided by investing activities	(935)	5,007

Cash flows from financing activities:
Proceeds from third party loan	-	250,000
Repayment of third party loan	(100,000)	-
Proceeds from related party for note receivable	908,416	1,642,520
Payment to related party for note receivable	-	(1,168,150)
Net cash provided by financing activities	808,416	724,370

Net decrease in cash	(3,391)	(28,662)

Cash at beginning of period	9,646	38,308

Cash at end of period	$6,255	$9,646

Supplemental disclosure of cash flow information:
Cash during the year for interest	$-	$-

Non-cash investing and financing activities:
Issuance of member interest in settlement of notes	$-	$1,850,900

See accompanying notes to the consolidated financial statements.

Openfilm, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Nature of Operations

Nature of Operations
Openfilm, LLC (“Openfilm” or the “Company”) was formed as a limited liability company in the State of Florida on November 16, 2007, under the name Zivos, LLC.  On April 9, 2008, an amendment was filed thereby changing the name to Openfilm, LLC.  The Company is a technology company and online community of independent film lovers and filmmakers.

Openfilm owns and operates a website www.openfilm.com. The Company believes its proprietary video platform unites the best elements of the film industry in one place.  The Company plans to derive revenues from revenue streams that include video advertising, video content syndication, display advertising and membership fees.

Note 2 – Summary of Significant Accounting Policies

Going Concern
The Company had a net loss of $1,108,831 and $712,139 for the nine month periods ended September 30, 2010 and 2009, and further losses are anticipated.  The Company had a negative cash flow from operations of $810,872 and $758,039 for the nine month periods ended September 30, 2010 and December 31, 2009, respectively. The Company’s ability to continue is limited without continued financing from its existing members.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation
The accompanying financial statements include the consolidated accounts of Openfilm, LLC and its wholly-owned subsidiary, Zivos, LLC, combined with the accounts of Openfilm, Inc. and FullScreen Music, LLC, related parties due to common ownership.  All material intercompany transactions have been eliminated in the consolidation and combination.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates including those related to the useful lives of property and equipment and capitalized website costs, stock-based compensation, income taxes, and contingencies.  Actual results may differ from these estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.  There were no cash equivalents at each balance sheet date presented.

Openfilm, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation.  Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table.  The Company periodically reviews property and equipment to determine that the carrying values are not impaired.

Furniture and fixtures	3 years
Office and computer equipment	2 years
Software	2 years

Capitalized Website Costs
The Company capitalizes certain software development costs.  Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred.  Net capitalized website costs are recorded at cost less accumulated amortization.  Amortization is provided for on a straight-line basis over the expected useful life of the website.  The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Revenue
The Company recognizes revenue when the persuasive evidence of an arrangement exists, no significant company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

The Company recognizes revenue on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on the Company's affiliate marketing networks are recognized on a net basis where the Company acts as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Stock-Based Compensation
The Company accounts for its granted stock-based awards at fair value, and amortizes its related compensation expense over any vesting period.

Income Taxes
As a Florida Limited Liability Company, the Company is not considered a separate entity from its owners for tax purposes. The Company does not pay any income taxes itself; instead, the members of the LLC pay taxes on their allocated share of profits (or deduct their share of business losses) on their personal tax returns.

Note 3 – Fair Value of Financial Instruments

The Company’s financial instruments, including cash, accounts payable and accrued expenses, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Openfilm, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4 – Property and Equipment

Property and equipment consisted of the following at September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009

Furniture and fixtures	$25,186	$25,186
Office and computer equipment	69,815	68,880
Less: accumulated depreciation	(87,383)	(68,102)
Property and equipment, net	$7,618	$25,964

Depreciation expense for the nine month period ended September 30, 2010 and September 30, 2009 was $19,281 and $31,175, respectively.  Depreciation expense categorized as cost of revenue for the nine month period ended September 30, 2010 and September 30, 2009 was $17,477 and $28,323, respectively.

Note 5– Capitalized Website Costs

Capitalized website costs consisted of the following at September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009

Capitalized website costs	$187,402	$187,402
Less: accumulated amortization	(187,402)	(140,550)
Capitalized website costs, net	$-	$46,852

Amortization expense for the nine month period ended September 30, 2010 and 2009 was $46,852 and $70,276 respectively.  Amortization expense categorized as cost of revenue for the nine month period ended September 30, 2010 and September 30, 2009 was $9,414 and $14,120, respectively.

Note 6 – Concentrations

Concentration of Credit Risk
The Company maintains cash balances at a financial institution in Florida.  The balance, at any given time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits of $250,000 per institution.  At December 31, 2009 and 2008, the cash account was not in excess of FDIC insured limits.

The Company also maintains cash funds at a financial institution in the Ukraine. Such funds approximated $82 and $3,476 at September 30, 2010 and December 31, 2009, respectively.  The non-United States bank balances are not insured and there is risk of loss in the event such banks should fail.

Openfilm, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Note 7 – Commitments and Contingencies

Leases
On August 1, 2008, the Company entered into a six-month lease agreement for studio and office in North Miami, Florida.  The lease called for aggregate monthly payments of $5,000.

During 2009, the Company entered and modified new leases for its existing office space.  The modified lease calls for month-to-month payments in the amount of $300, and either party may terminate the lease by giving the other party thirty (30) days written notice (See Subsequent Events – Note 10).

The Company also leases office space in the Ukraine on a month-to-month basis for approximate $1,000 per month (8,000 GRN) plus actual cost of utilities.

On September 1, 2010, the Company entered into a month-to-month lease for additional office space in Miami for $700 per month.

Rent expense for the periods ended September 30, 2010 and 2009 was $6,075 and 7,400, respectively.

Promotional Programs
The Company offers opportunities for independent film makers to enter online “Get It Made” film contests to win a cash prize of $50,000 and a film financing contract providing services worth $450,000 with Openfilm Studios. The first contest ended September 30, 2010. The cash prize and services provided are inclusive in accrued expenses for $250,000.   A third online contest, “About Us, “ending November 30, 2010 offers a cash prize of $1,000. These promotional programs are funded by the Company’s members.

Litigation
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business.  The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Note 8 – Members’ Equity

The Company is authorized to issue Series A Preferred Membership Units and Common Membership Units. The Series A Preferred Membership Units have certain rights and preferences, including a liquidation preference. Per the operating agreement, profit and loss are allocated to Common members in proportion to their respective units.

During 2008, the Company issued 75,000,000 Common Membership Units and committed to issue 40,384,614 Common Membership Units to three (3) employees (13,461,538 Units each) as share-based awards (the “2008 Commitment”).

During 2009, the Company issued 13,461,538 Common Membership Units pursuant to the 2008 Commitment, and two of the employees agreed to forfeit their rights to receive the Common Membership Units as part of a Separation Agreement with the Company.  In addition, the Company issued 1,000,000 Series A Preferred Membership Units and issued 31,378,947 Common Membership Units to employees as share-based awards.

As of December 31 2009, the Company had a total of 106,378,947 Common Membership Units and 1,000,000 Series A Preferred Membership Units outstanding.

As of September 30, 2010 the Company had a total of 107,178,947 Common Membership Units and 1,000,000 Series A Preferred Membership Units outstanding.

Openfilm, LLC
Notes to Unaudited Condensed Consolidated Financial Statements

Note 9 – Related Party Transactions

The managing member and significant shareholder of the Company is Enerfund LLC, an entity owned by Mike Zoi.

Notes payable to related parties is comprised of the following amounts at September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009

Due to Mike Zoi	$106,628	$106,300
Due to Kazo*	-	-
Note receivable - Enerfund, LLC	908,088	-
Note payable to related parties	$1,014,716	$106,300

* Kazo and Enerfund, LLC are owned by Mike Zoi

Amounts due Mike Zoi and Kazo are non-interest bearing obligations.

In connection with the Amended and Restated Operating Agreement on October 12, 2009, the Company issued 1,000,000 units of Series A preferred shares in consideration for funding (net settlement of Notes) in the amount of $1,850,900.

Note 10 – Subsequent Events

Extinguishment of Note Payable
In October of 2010, the Company repaid the $250,000 third party Note payable.

Openfilm, LLC

Consolidated Financial Statements

December 31, 2009 and 2008

Table of Contents

Report of Independent Registered Public Accounting Firm

To the Members
Openfilm, LLC
Miami, Florida

We have audited the accompanying consolidated balance sheets of Openfilm, LLC as of December 31, 2009 and 2008, and the related consolidated statement of operations, members’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Openfilm, LLC, as December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from activities and incurred negative cash flows from operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP

Sunrise, Florida
October 14, 2010

Openfilm, LLC
Consolidated Balance Sheets
December 31, 2009 And 2008

	2009	2008
ASSETS
Current assets:
Cash	$9,646	$38,308
Total current assets	9,646	38,308

Fixed assets:
Computers	68,880	61,889
Production equipment	-	17,984
Furniture and fixtures	25,186	25,186
Less: accumulated depreciation	(68,102)	(34,695)
Total fixed assets	25,964	70,364

Other assets:
Deposits	20,000	20,000
Capitalized web development	46,852	140,552
Total other assets	66,852	160,552

Total assets	$102,462	$269,224

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Accounts payable	$74,234	$921
Accrued expenses	33,585	51,895
Notes and accounts payable to related parties	106,300	1,482,830
Note payable	250,000	-
Total current liabilities	464,119	1,535,646

Commitments and Contingencies

Members' equity
Common members' equity	(2,196,791)	(1,266,422)
Deferred compensation	(15,766)	-
Series A preferred members' equity	1,850,900	-
Total members' equity	(361,657)	(1,266,422)

Total liabilities and members' equity	$102,462	$269,224

See accompanying notes to financial statements.

Openfilm, LLC
Consolidated Statements Of Operations
Years Ended December 31, 2009 And 2008

	2009	2008

Revenue	$7,492	$-

Cost of revenue	603,287	466,143

Gross margin	(595,795)	(466,143)

Operating expenses:
General and administrative	372,195	597,623
Total operating expenses	372,195	597,623

Loss from operations	(967,990)	(1,063,766)

Other income:
Gain on disposal of property and equipment	2,175	-
Other income	30	-
Total other income	2,205	-

Loss before income taxes	(965,785)	(1,063,766)

Provision for income taxes	-	-

Net loss	$(965,785)	$(1,063,766)

See accompanying notes to financial statements.

Openfilm, LLC
Consolidated Statements Of Members' Equity
Years Ended December 31, 2009 And 2008

	Series A Preferred
	Members' Equity		Common Members' Equity
					Deferred	Total
	# of Units	Amount	# of Units	Amount	Comp	Members' Equity

Balance, December 31, 2007	-	$-	-	$(235,156)	$-	$(235,156)
Issuance of Common Units for Compensation	-	-	75,000,000	32,500	(32,500)	-
Amortization of Deferred Compensation	-	-	-	-	32,500	32,500
Net Loss	-	-	-	(1,063,766)	-	(1,063,766)
Balance, December 31, 2008	-	-	75,000,000	(1,266,422)	-	(1,266,422)
Issuance of Common Units for 2008 Compensation	-	-	13,461,538	5,832	-	5,832
Contribution of Issuable Common Units to Capital	-	-	-	11,667	-	11,667
Issuance of Common Units for Compensation	-	-	17,917,409	17,917	(17,917)	-
Amortization of Deferred Compensation	-	-	-	-	2,151	2,151
Issuance of Preferred Units for Settlement of Loans	1,000,000	1,850,900	-	-	-	1,850,900
Net Loss	-	-	-	(965,785)	-	(965,785)
Balance, December 31, 2009	1,000,000	$1,850,900	106,378,947	$(2,196,791)	$(15,766)	$(361,657)

See accompanying notes to financial statements.

Openfilm, LLC
Consolidated Statements of Cash Flows
Years Ended December 31, 2009 And 2008

	2009	2008

Cash flows from operating activities:
Net loss	$(965,785)	$(1,063,766)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	135,267	81,075
Gain on sale of equipment	(2,175)	-
Share based compensation	7,984	32,500
Change in operating assets and liabilities:
Deposits	-	(20,000)
Accounts payable	73,313	921
Accrued expenses	(6,643)	51,895
Total adjustments	207,746	146,391

Net cash used in operating activities	(758,039)	(917,375)

Cash flows from investing activities:
Purchase of equipment	(6,993)	(105,059)
Capitalized website development costs	-	(187,402)
Proceeds from sale of equipment	12,000	-
Net cash provided by (used in) investing activities	5,007	(292,461)

Cash flows from financing activities:
Proceeds from third party loan	250,000	-
Proceeds from related party for note receivable	1,642,520	2,674,017
Payment to related party for note receivable	(1,168,150)	(1,425,873)
Net cash provided by financing activities	724,370	1,248,144

Net (decrease) increase in cash	(28,662)	38,308

Cash at beginning of period	38,308	-

Cash at end of period	$9,646	$38,308

Supplemental disclosure of cash flow information:
Cash during the year for interest	$-	$-

Non-cash investing and financing activities:
Cash paid for income taxes	$1,850,900	$-

See accompanying notes to financial statements.

Openfilm, LLC
Notes to Consolidated Financial Statements

Note 1 – Nature of Operations

Nature of Operations
Openfilm, LLC (“Openfilm” or the "Company") was formed as a limited liability company in the State of Florida on November 16, 2007 under the name Zivos, LLC.  On April 9, 2008, an amendment was filed thereby changing the name to Openfilm, LLC.  The Company is a technology company and online community of independent film lovers and filmmakers.

Openfilm owns and operates a website www.openfilm.com. The Company believes its proprietary video platform unites the best elements of the film industry in one place.  The Company plans to derive revenues from revenue streams that include video advertising, video content syndication, display advertising and membership fees.

Note 2 – Summary of Significant Accounting Policies

Going Concern
The Company had a net loss of $965,785 and $1,063,766 for the years ended December 31, 2009 and 2008, and further losses are anticipated.  The Company had a negative cash flow from operations of $758,039 and $917,375 for the years ended December 31, 2009 and 2008, respectively.  The Company’s ability to continue is limited without continued financing from its existing members.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation
The accompanying financial statements include the consolidated accounts of Openfilm, LLC and its wholly-owned subsidiary, Zivos, LLC, combined with the accounts of Openfilm, Inc. and FullScreen Music, LLC, related parties due to common ownership.  All material intercompany transactions have been eliminated in the consolidation and combination.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S.”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates including those related to the useful lives of property and equipment and capitalized website costs, stock-based compensation, income taxes, and contingencies.  Actual results may differ from these estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.  There were no cash equivalents at each balance sheet date presented.

Openfilm, LLC
Notes to Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation.  Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table.  The Company periodically reviews property and equipment to determine that the carrying values are not impaired.

Furniture and fixtures	3 years
Office and computer equipment	2 years
Software	2 years

Capitalized Website Costs
The Company capitalizes certain software development costs.  Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred.  Net capitalized website costs are recorded at cost less accumulated amortization.  Amortization is provided for on a straight-line basis over the expected useful life of the website.  The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Revenue
The Company recognizes revenue when the persuasive evidence of an arrangement exists, no significant company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

The Company recognizes revenue on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on the Company's affiliate marketing networks are recognized on a net basis where the Company acts as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Stock-Based Compensation
The Company accounts for its granted stock-based awards at fair value, and amortizes its related compensation expense over any vesting period.

Income Taxes
As a Florida Limited Liability Company, the Company is not considered a separate entity from its owners for tax purposes. The Company does not pay any income taxes itself; instead, the members of the LLC pay taxes on their allocated share of profits (or deduct their share of business losses) on their personal tax returns.

Note 3 – Fair Value of Financial Instruments

The Company’s financial instruments, including cash, accounts payable and accrued expenses, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Openfilm, LLC
Notes to Consolidated Financial Statements

Note 4 – Property and Equipment

Property and equipment consisted of the following at December 31, 2009 and 2008:

	2009	2008

Furniture and fixtures	$25,186	$25,186
Office and computer equipment	68,880	61,889
Production Equipment	-	17,984
Less: accumulated depreciation	(68,102)	(34,695)
Property and equipment, net	$25,964	$70,364

Depreciation expense for the years ended December 31, 2009 and 2008 was $41,566 and $34,225, respectively.

Note 5– Capitalized Website Costs

Capitalized website costs consisted of the following at December 31, 2009 and 2008:

	2009	2008

Capitalized website costs	$187,402	$187,402
Less: accumulated amortization	(140,550)	(46,850)
Capitalized website costs, net	$46,852	$140,552

The following is a schedule of estimated future amortization expense of capitalized website costs at December 31, 2009:

Year ending December 31, 2010	$46,852

Amortization expense for the years ended December 31, 2009 and 2008 was $93,701 and $46,850, respectively.

Note 6 – Concentrations

Concentration of Credit Risk
The Company maintains cash balances at a financial institution in Florida.  The balance, at any given time, may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits of $250,000 per institution.  At December 31, 2009 and 2008, the cash account was not in excess of FDIC insured limits.

The Company also maintains cash funds at a financial institution in the Ukraine. Such funds approximated $3,476 and $3,475 at December 31, 2009 and 2008, respectively.  The non-United States bank balances are not insured and there is risk of loss in the event such banks should fail.

Openfilm, LLC
Notes to Consolidated Financial Statements

Note 7 – Commitments and Contingencies

Leases
On August 1, 2008, the Company entered into a six-month lease agreement for studio and office in North Miami, Florida.  The lease called for aggregate monthly payments of $5,000.

During 2009, the Company entered and modified new leases for its existing office space.  The modified lease calls for month-to-month payments in the amount of $300, and either party may terminate the lease by giving the other party thirty (30) days written notice (See Subsequent Events – Note 10).

The Company also leases office space in the Ukraine on a month-to-month basis for approximate $1,000 per month (8,000 GRN) plus actual cost of utilities.

Rent expense for the years ended December 31, 2009 and 2008 was $30,756 and 96,475, respectively.

Promotional Programs
The Company offers opportunities for independent film makers to enter online “Get It Made” film contests to win a cash prize of $50,000 and a film financing contract worth $450,000 with Openfilm Studios. These promotional programs are funded by the Company’s members.

Litigation
From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business.  The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Note 8 – Members’ Equity

The Company is authorized to issue Series A Preferred Membership Units and Common Membership Units. The Series A Preferred Membership Units have certain rights and preferences, including a liquidation preference. Per the operating agreement, profit and loss are allocated to Common members in proportion to their respective units.

During 2008, the Company issued 75,000,000 Common Membership Units and committed to issue 40,384,614 Common Membership Units to three (3) employees (13,461,538 Units each) as share-based awards (the “2008 Commitment”).

During 2009, the Company issued 13,461,538 Common Membership Units pursuant to the 2008 Commitment, and two of the employees agreed to forfeit their rights to receive the Common Membership Units as part of a Separation Agreement with the Company.  In addition, the Company issued 1,000,000 Series A Preferred Membership Units and issued 31,378,947 Common Membership Units to employees as share-based awards.

As of December 31 2009, the Company had a total of 106,378,947 Common Membership Units and 1,000,000 Series A Preferred Membership Units outstanding.

Openfilm, LLC
Notes to Consolidated Financial Statements

Note 9 – Related Party Transactions

The managing member and significant shareholder of the Company is Enerfund LLC, an entity owned by Mike Zoi.

Notes payable to related parties is comprised of the following amounts at December 31, 2009 and 2008:

	2009	2008

Due to Mike Zoi	$106,300	$66,000
Due to Kazo*	-	2,842,703
Note receivable - Enderfund, LLC	-	(1,425,873)
Note payable to related parties	$106,300	$1,482,830

* Kazo and Enerfund, LLC are owned by Mike Zoi

Amounts due Mike Zoi and Kazo are non-interest bearing obligations.

In connection with the Amended and Restated Operating Agreement on October 12, 2009, the Company issued 1,000,000 units of Series A preferred shares in consideration for funding (net settlement of Notes) in the amount of $1,850,900.

Note 10 – Subsequent Events

Lease Commitment
On September 1, 2010, the Company entered into a month-to-month lease for additional office space in Miami for $700 per month.

Extinguishment of Note Payable
In October of 2010, the Company repaid the $250,000 third party Note payable.